SUBLEASE AGREEMENT

THIS SUBLEASE AGREEMENT (**"Sublease"**) is dated this 21 day of October 2024 (**"Effective Date"**), between [redacted], a Texas limited liability company (**"Sublandlord"**) and the Subtenant named below. The following capitalized and boldfaced terms, which have been placed at the beginning of the Sublease for convenience, shall have the meaning set forth below:

BASIC SUBLEASE PROVISIONS

Subtenant:	**Callan JMB Inc., a Nevada corporation.**
Premises:	That portion of the Building, containing approximately 5,093 rentable square feet (RSF), consisting of those certain Suites, Suite 250 identified on **EXHIBIT A** attached hereto, being all rentable suites and square footage of the Building.
Building:	That certain office building (the **"Building"**) [redacted] at the Project comprised of approximately 57,390 rentable square feet.
Project:	The property located at [redacted] 78070 together with the Building and any other improvements from time-to-time constructed thereon, subject to the provisions of this Sublease (**"Project"**).
Subtenant's "Proportionate Share" of Building:	Initially to be 8.874%, with Subtenant's actual Proportionate Share of Building to be equal to a fraction, expressed as a percentage, the numerator of which is the rentable square feet of the Premises and the denominator of which is the aggregate rentable square feet of the Building.
Rent Commencement Date:	The earlier of: (1) The date Tenant opens for business or (2) April 1, 2025. However, the parties agree that the Rent Commencement Date shall not be later than April 1, 2025.
Lease Term or Term:	Subject to extensions as set forth herein, **One hundred and twenty (120) calendar months,** beginning on the Rent Commencement Date and ending on the last date of the earlier of (i) one Business Day prior to the expiration or earlier termination of the Master Lease, and (ii) the 10th Lease Year after the Rent Commencement Date.

"Lease Year" shall mean each consecutive period of twelve (12) full calendar months following the Rent Commencement Date. If the Rent Commencement Date is a date other than the first day of a calendar month, the first Lease Year shall include that fractional portion of the calendar month in which the Rent Commencement Date occurs and the first full

twelve (12) months thereafter, as may be required for the first Lease Year to expire on the last day of a calendar month

Initial Estimated Operating Expenses: The 2024 Operating Expenses (NNN) are estimated to be **$15.50 RSF** per year. The estimate will include taxes, insurance, CAM, janitorial and Tenant's Utility Cost.

Base Rent: Base Rent shall be payable during the Term according to the following schedule, subject to adjustment, however, as provided in the Lease, in the amounts set forth below:

Year	PSF	Per Year	Per Month
1	$28.00	$142,604.00	$11,883.67
2	$28.84	$146,882.12	$12,240.18
3	$29.71	$151,288.58	$12,607.38
4	$30.60	$155,827.24	$12,985.60
5	$31.51	$160,502.06	$13,375.17
6	$32.46	$165,317.12	$13,776.43
7	$33.43	$170,276.63	$14,189.72
8	$34.44	$175,384.93	$14,615.41
9	$35.47	$180,646.48	$15,053.87
10	$36.53	$186,065.88	$15,505.49

Option(s) to Renew: Subtenant, but not any assignee or subtenant of Subtenant, is granted the option to extend the Lease Term for a one (1) time term through the earlier of (i) six (6) months prior to the expiration or earlier termination of the Master Lease (which expires by its terms on December 31, 2036) . (the "**Renewal Term**") in accordance with the terms of **EXHIBIT C** attached hereto.

Security Deposit: The total amount of $22.083.94 ($15,505.49 Last Year Base Rent + $6,578.45 NNN).

Subtenant Improvement Allowance: Subtenant will take space "AS-IS," "WHERE IS" CONDITION. Any improvements shall be at the sole cost of the Subtenant and subject to the reasonable approval of Sublandlord. Sublandlord will provide a tenant improvement allowance of $55.00 per rentable square feet (RSF) ($280,115.00) toward all hard and soft costs to build out the Premises and with accordance to the terms of EXHIBIT D attached hereto.

Construction Management: The construction management fee of four percent (4.00%) of the total cost of such improvements, which is a fee to be paid by Subtenant, separate from the Subtenant Improvement Allowance.

Delivery Date: Upon receipt of a fully executed lease agreement.

Parking:	Landlord agrees to provide Subtenant with an unreserved surface parking allocation based on a ratio of 3 parking spots per 1,000 rentable square feet leased (3:1,000 RSF) at no additional cost during the term.
Brokers:	[redacted]
Broker's Commission:	[redacted]
Sublandlord Notice:	As set forth on the Sublandlord's Signature Page hereto.
Subtenant Notice:	As set forth on the Subtenant's Signature Page hereto.
Exhibit List:	EXHIBIT A – Suites/Leased Premises EXHIBIT B – Intentionally Omitted EXHIBIT C – Renewal Options EXHIBIT D – Subtenant Improvements and Allowances EXHIBIT E – Current Rules and Regulations EXHIBIT F – Form of Sublease Guaranty

The foregoing Basic Lease Information is hereby incorporated into and made a part of this Sublease. Each reference in this Sublease to any of the Basic Lease Information shall mean the respective information hereinabove set forth and shall be construed to incorporate all of the terms provided under the particular section pertaining to such information. In the event of any conflict between any Basic Lease Information and the Lease, the latter shall control.

SUBLEASE TERMS

1. <u>Granting Clause; Master Lease.</u>

1.1 Granting. In consideration of the obligation of Subtenant to pay rent as herein provided and in consideration of the other terms, covenants, and conditions hereof, Sublandlord leases to Subtenant, and Subtenant leases from Sublandlord, the Premises, to have and to hold for the Lease Term, subject to the terms, covenants and conditions of this Sublease. If Subtenant shall

perform all of the covenants and agreements herein required to be performed by Subtenant, Subtenant shall, subject to the terms of this Sublease, at all times during the Lease Term, have peaceful and quiet enjoyment of the Premises.

1.2 Master Lease Matters. Sublandlord entered into that certain Medical Office Lease Agreement – Medical Office dated as of July 14, 2021 by and between Sublandlord, as tenant, and [redacted], as landlord (**"Master Landlord"**) (collectively with any consent to this Sublease executed by the Master Landlord, Sublandlord and Subtenant, as the same may be amended and/or modified from time to time, the **"Master Lease"**), covering approximately 19,089 rentable square feet in the Building. A copy of the Master Lease has been provided and delivered to the Subtenant on or prior to the date hereof, the terms and conditions of the Master Lease are incorporated herein by reference for all purposes, and furthermore the terms capitalized but not defined herein shall have the meaning ascribed thereto in the Master Lease.

(a) Compliance with Master Lease. Notwithstanding any other provision contained in this Sublease, this Sublease is hereby made expressly subject and subordinate in all respects to the Master Lease. Subtenant shall comply with all of its obligations under the Master Lease during and at all times during the Term of this Sublease. Subtenant hereby expressly assumes and agrees: (i) to comply with all provisions of the Master Lease applicable to the Subleased Premises except to the extent expressly set forth otherwise herein; and (ii) to perform all the obligations on the part of the "Tenant" to be performed under the terms of the Master Lease applicable to the Subleased Premises during the term of this Sublease. Nothing contained herein shall create privity of estate or contract between Master Landlord and Subtenant, except that notwithstanding anything to the contrary set forth herein, Master Landlord and its successors, lenders and assigns, is hereby deemed a third-party beneficiary of this Sublease and then only to the extent of the same. In the event of any conflict between this Sublease and the Master Lease, the terms, conditions and provisions of the Master Lease shall control.

(b) Liability of Sublandlord. Notwithstanding anything else to the contrary in this Sublease, Sublandlord shall have no liability to Subtenant with respect to: (a) representations and warranties made by Master Landlord under the Master Lease, and (b) any indemnification obligations of Master Landlord under the Master Lease, or other obligations or liabilities of Master Landlord under the Master Lease respect to compliance with applicable laws, condition of the Subleased Premises or Hazardous Materials; and (c) obligations of Master Landlord under the Master Lease as to repair, maintain, or restore the Subleased Premises regardless of whether the incorporation of one or more provisions of the Master Lease might otherwise operate to make Sublandlord liable therefor.

(c) Performance by Sublandlord of Master Landlord's Obligations. Subtenant agrees that Sublandlord shall not be required to perform any of the covenants, agreements and/or obligations of Master Landlord under the Master Lease and, insofar as any of the covenants, agreements and obligations of Sublandlord hereunder are required to be performed under the Master Lease by Master Landlord thereunder; provided, Sublandlord shall use commercially reasonable efforts to cause Master Landlord to perform all such covenants, agreements and obligations under the Master Lease. For the purpose of clarity,

the Sublandlord and Subtenant agree that as to covenants, agreements and/or obligations of the Master Landlord under the Master Lease which are substantially restated herein as obligations of the Sublandlord (**"Master Landlord Obligations"**), to the extent the same are covenants, agreements and/or obligations of Master Landlord under the Master Lease, Sublandlord will look solely to Master Landlord for such performance, and provided that Sublandlord shall use commercially reasonable efforts to cause Master Landlord to perform all such covenants, agreements and obligations under the Master Lease.

(c) Consents. In any instance when Sublandlord's consent or approval is required under this Sublease, Sublandlord's refusal to consent to or approve any matter or thing shall be deemed reasonable if, among other matters, such consent or approval is required from Master Landlord under the provisions of the Master Lease as incorporated herein, but such consent has not been obtained from Master Landlord. Except as otherwise provided herein, Sublandlord shall not unreasonably withhold, condition or delay its consent to or approval of a matter if such consent or approval is required under the provisions of the Master Lease, and Master Landlord has consented to or approved of such matter. If Subtenant shall seek the approval by or consent of Sublandlord and Sublandlord shall fail or refuse to give such consent or approval, Subtenant shall not be entitled to any damages for any withholding or delay of such approval or consent by Sublandlord, it being agreed that Subtenant's sole remedy in connection with an alleged wrongful refusal or failure to approve or consent shall be an action for injunction or specific performance and that said remedy of an action for injunction or specific performance shall be available only in those cases where Sublandlord shall have expressly agreed in this Sublease not to unreasonably withhold or delay its consent.

(d) Indemnification. Subtenant further covenants and agrees to indemnify Master Landlord and Sublandlord against and hold Master Landlord and Sublandlord harmless from any claim, demand, action, proceeding, suit, liability, loss, judgment, expense (including reasonable attorneys' fees) and damages of any kind or nature whatsoever arising out of, by reason of, or resulting from, Subtenant's failure to perform or observe any of the terms and conditions of the Master Lease or this Sublease. All waivers made by Sublandlord in the Master Lease are hereby adopted and remade by Subtenant with respect to this Sublease, and shall apply to this Sublease in the same manner as they would apply to Sublandlord and the Master Lease, respectively.

(e) Termination of Master Lease. If for any reason the term of the Master Lease shall terminate, this Sublease shall thereupon be terminated and neither Sublandlord nor Master Landlord shall be liable to Subtenant by reason thereof. Furthermore, Sublandlord shall have the right at the time of termination of the Master Lease to enter the Subleased Premises to ensure that all of Subtenant's property has been removed in accordance with the Master Lease and to remove any Sublandlord property. Notwithstanding the foregoing to the contrary, solely at Master Landlord's option upon notice to Subtenant, if the Master Lease terminates prior to the expiration of this Sublease, Subtenant shall make full and complete attornment to Master Landlord for the balance of the term of this Sublease, and such attornment shall be evidenced by an agreement in form and substance satisfactory to Master Landlord executed and delivered by Subtenant within five (5) days after Master Landlord's request therefor, and, should Master Landlord deliver such notice to Subtenant,

Subtenant hereby waives any and all rights (including, without limitation, at law or in equity) to terminate this Sublease or to surrender possession of the Subleased Premises if Master Landlord brings any proceedings to terminate the Master Lease.

2. **Permitted Use; Acceptance of Premises.**

2.1 Permitted Uses. Subject to Subtenant's compliance with all zoning ordinances and Legal Requirements (as hereinafter defined), Subtenant shall be permitted to use the Premises for the operation of a medical office facility for **General office administration and other ancillary functions/supply chain, as well as vaccination lab and supporting State Health Services** and for other medically-related lawful uses ancillary to the foregoing (the **"Permitted Uses")**, but for no other purpose without the prior written consent of Sublandlord. Subtenant will use the Premises in a careful, safe and proper manner and will not commit material physical waste, overload the floor or structure of the Premises or subject the Premises to use that would damage the Premises, subject to reasonable wear and tear. Subtenant shall not permit any objectionable or unpleasant odors, smoke, dust, gas, noise, or vibrations to emanate from the Premises, or take any other action that would constitute a nuisance or would disturb, unreasonably interfere with, or endanger Sublandlord or any tenants of the Project. Outside storage, including without limitation, storage of trucks and other vehicles is prohibited without Sublandlord's prior written consent.

2.2 Access and Other Easements. Sublandlord shall secure and maintain, for the Lease Term and any Renewal Terms, in each case for the benefit of the Premises, Subtenant and any employees, customers and other invitees of Subtenant, (a) the right of access to all public and private rights of way, roads, drives and other access points adjacent to the Project; (b) the right to use all common areas vehicular and pedestrian access, parking, drainage, utility, sign area and other easements and rights necessary to enable Subtenant to operate upon the Premises and in the Project as contemplated by this Sublease; and (c) the right to access the loading areas, including ambulance access areas, without interference from other tenants or users of the Project except in the event of any temporary closures.

2.3 Common Areas. Subtenant and its employees and invitees shall have the non-exclusive right to use, in common with others, any areas designated by Sublandlord from time to time as common areas for the use and enjoyment of all tenants and occupants of the Project, subject to such reasonable rules and regulations as Sublandlord may promulgate from time to time.

2.4 As-Is. Without limiting any of Sublandlord's obligations, representations or warranties under this Sublease, except as may otherwise be expressly provided herein, Subtenant shall accept the Premises on the Effective Date in its "AS-IS," "WHERE IS" CONDITION, and subject to all applicable laws, ordinances, regulations, covenants and restrictions, and Sublandlord shall have no obligation to perform or pay for any repair or other work.

3. **Compliance Matters.**

3.1 Compliance with Laws. Subtenant, at its sole expense, shall use and occupy the Premises in compliance with all laws, including, without limitation, the Americans With Disabilities Act, codes and regulations applicable to any Licensed Profession, orders, judgments, ordinances, regulations, codes, directives, permits, licenses, covenants and restrictions now or hereafter

applicable to the Premises (collectively, **"Legal Requirements"**). Subtenant will not use or permit the Premises to be used for any purpose or in any manner that would void Subtenant's or Master Landlord's or Sublandlord's insurance, increase the insurance risk, or cause the disallowance of any sprinkler credits. If any increase in the cost of any insurance on the Premises or the Project is caused by Subtenant's use or occupation of the Premises, or because Subtenant vacates the Premises, then Subtenant shall pay the amount of such increase to Sublandlord to be paid to Master Landlord. Each of Sublandlord and Subtenant represents and warrants to the other that such party is currently in compliance with and shall at all times during the Lease Term (including any extension thereof) remain in compliance with the regulations of the Office of Foreign Asset Control ("**OFAC**") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) and any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism), or other governmental action relating thereto.

3.2 Licensing. Notwithstanding anything contained herein to the contrary, medical procedures in which either general anesthesia or unconscious sedation are utilized are expressly permitted. As used herein, "**Licensed Profession**" shall mean and refer to the professions of medicine or psychiatry. In addition, Subtenant covenants that each person practicing any such Licensed Profession in or from the Premises shall at all times be duly licensed by, and in good standing with, all applicable governmental authorities and duly qualified and possess the skills necessary to practice such Licensed Profession, and any specialties within such Licensed Profession in which such individual may be engaged. Notwithstanding any unanticipated effect of any of the provisions herein, Subtenant will not conduct itself or permit the use of the Premises in a manner that may or will constitute a violation of the Medicare and Medicaid Fraud and Abuse Law, the Texas Health & Safety Code or any other applicable law.

3.3 HIPAA Compliance; Stark and Anti-Kickback.

(a) Notwithstanding anything contrary contained in this Sublease, Sublandlord acknowledges that Subtenant is operating as a medical service business and that all paper documents, paper files, and paper information (the **"Patient Files"**) as well as any electronic medical records of its patients/clients (which, with the Patient Files, are **"Patient Records"**) are required to be maintained and secured in accordance with certain state and federal Laws including the Healthcare Insurance Portability and Accountability Act (**"HIPAA"**). If Subtenant vacates the Premises (either involuntarily, i.e., through an event of default, or through a voluntarily move-out) without the Patient Records and Sublandlord subsequently restricts access to the Premises, then: (a) Sublandlord shall use good faith efforts to abide by any such Applicable Law including HIPAA regulating the release of the Patient Records or the medical information contained therein but Sublandlord shall not be liable for any such breach, and Subtenant shall indemnify Sublandlord against any and all alleged infractions or violations of any Law including HIPAA regarding the Patient Records; (b) Sublandlord agrees to permit Subtenant limited access to the Premises to retrieve the Patient Records; (c) Sublandlord assumes no responsibility for maintaining, securing, or allowing access to the Patient Records; (d) Sublandlord shall not be the custodian of the Patient Records; and (e) Sublandlord may demand removal of such files within four (4) days of notifying Subtenant in writing, after which period Sublandlord may either (i) remove and store the Patient Records at Subtenant's expense, or (ii) deliver the Patient Records to the best-known location

of Subtenant. Sublandlord shall keep any information in the Patient Records confidential as required by any Applicable Law.

(b) Subject to reasonable rights of privacy of Subtenant's patients, Sublandlord will have a right to enter the Premises during Subtenant's normal business hours to inspect the condition thereof. Except for emergencies, Sublandlord shall give at least one (1) day's notice to Subtenant's office manager before entering the Premises to make repairs for which Sublandlord is responsible hereunder. In case of an emergency, Sublandlord shall have the right to enter the Premises at any time without having given Subtenant prior written notice, but will make a good faith effort to notify Subtenant's office manager as soon thereafter as reasonably possible. In any instance where Sublandlord enters the Premises for the purpose of making repairs, Sublandlord will use reasonable efforts not to interfere with Subtenant's business operations. Sublandlord understands that Subtenant's business requires certain confidentiality and security restrictions on those entering the Premises to ensure compliance with HIPAA, as amended, if applicable, and other applicable state laws to protect the privacy of patients' health care information. If Subtenant advises Sublandlord that Sublandlord is to have no access to areas of the Premises as required by HIPAA, Sublandlord will honor Subtenant's requirements (provided, however, if Sublandlord needs to access a restricted area of the Premises in order to perform Sublandlord's obligations under this Sublease or in the event of an emergency, Subtenant shall remove the Protected Health Information in order for Sublandlord to access such areas, but Sublandlord need not wait for Subtenant to remove such information if Sublandlord reasonably determines that delay is not advisable in the event of an emergency).

(c) The parties to this Sublease certify that they, and their owners and employees shall not violate the Anti-Kickback Statute and Stark Law, and shall abide by the Deficit Reduction Act of 2005, as applicable.

4. **Base Rent.** Subtenant shall pay Base Rent in the amounts set forth in the table of Base Rent set forth in the Basic Lease Information at the beginning of this Sublease. The first (1st) month's Base Rent and the first monthly installment of estimated Operating Expenses (as hereafter defined) shall be due and payable on first (1st) day following the Rent Commencement Date (and shall be prorated if such date is not the first (1st) day of a month. Furthermore, Subtenant promises to pay to Sublandlord in advance, without demand, deduction or set-off, monthly installments of Base Rent on or before the first (1st) day of each calendar month succeeding the Rent Commencement Date in accordance with the table of Base Rent set forth on the first page of this Sublease. Payments of Base Rent for any fractional calendar month shall be prorated. All payments required to be made by Subtenant to Sublandlord hereunder shall be payable at such address as Sublandlord may specify from time to time by written notice delivered in accordance herewith. The obligation of Subtenant to pay Base Rent and other sums to Sublandlord and the obligations of Sublandlord under this Sublease are independent obligations. Subtenant shall have no right at any time to abate, reduce, or set-off any rent due hereunder except where expressly provided in this Sublease. Subtenant acknowledges that late payment by Subtenant to Sublandlord of any rent due hereunder will cause Sublandlord to incur costs not contemplated by this Sublease, the exact amount of such costs being extremely difficult and impractical to determine. Therefore, if Subtenant is delinquent in any monthly installment of Base Rent, estimated Operating Expenses or other sums due and payable hereunder for more than five (5) business days, Subtenant shall pay to Sublandlord within ten (10)

days after written demand a late charge equal to five percent (5%) of such delinquent sum. The parties agree that such late charge represents a fair and reasonable estimate of the costs that Sublandlord will incur by reason of such late payment by Subtenant. The provision for such late charge shall be in addition to all of Sublandlord's other rights and remedies hereunder or at law and shall not be construed as a penalty.

Any payments, charges, accruing interest, reimbursement or other amounts due from Subtenant to Sublandlord hereunder, expressly including Subtenant's share of Operating Expenses (defined below), shall be considered rent ("**Rent**") for all purposes of this Sublease.

5. **Security Deposit.** At this time, the Security Deposit will be the total amount of $22,088.28 ($15,508.53 Last Year Base Rent + $6,579.75 NNN). The Security Deposit shall be deposited by Subtenant upon execution of this Sublease and shall be held by Sublandlord as security for the performance of Subtenant's obligations under this Sublease. The Security Deposit is not an advance rental deposit or a measure of Sublandlord's damages in case of Subtenant's default. Upon each occurrence of an Event of Default (hereinafter defined), Sublandlord may use all or part of the Security Deposit to pay delinquent payments due under this Sublease, and the cost of any damage, injury, expense or liability caused by such Event of Default, without prejudice to any other remedy provided herein or provided by law. Subtenant shall pay Sublandlord on demand the amount that will restore the Security Deposit to its original amount. Sublandlord's obligation respecting the Security Deposit is that of a debtor, not a trustee; no interest shall accrue thereon. Subject to the requirements of, and conditions imposed by, laws applicable to security deposits under commercial leases, Sublandlord shall within the time required by applicable law but not more than thirty (30) days from the expiration of this Sublease, return to Subtenant the portion of the Security Deposit remaining after deducting reasonable damages, charges and other amounts reasonably permitted by law. Sublandlord and Subtenant agree that such deductions shall include, without limitation, reasonable damages and losses that Sublandlord has suffered as a result of any breach of this Sublease by Subtenant. If Sublandlord transfers its interest in the Project than Sublandlord shall assign the Security Deposit to the transferee and, upon such transfer and the delivery to Subtenant of an acknowledgement of the transferee's responsibility for the Security Deposit as provided by law, Sublandlord thereafter shall have no further liability for the return of the Security Deposit.

6. **Operating Expense Payments.**

6.1 Obligation to Pay Operating Expenses. During each month of the Lease Term, on the same date that Base Rent is payable in accordance with Section 4 hereof, Subtenant shall pay Sublandlord an amount equal to one-twelfth (1/12) of the annual cost, as estimated by Sublandlord in accordance with this Section, of Subtenant's Proportionate Share (as defined in the Basic Lease Information) of Operating Expenses for the Project. Payments thereof for any fractional calendar month shall be prorated. The Operating Expenses for each calendar year shall be estimated by Sublandlord and Sublandlord shall use commercially reasonably efforts to deliver such estimate (the "**Annual Estimate**") to Subtenant not later than December 15th of the year in question. Subtenant's Proportionate Share of Operating Expenses shall be based on the amount of Operating Expenses projected for such calendar year in the Annual Estimate. If Sublandlord fails to timely provide the Annual Estimate, Subtenant's Proportionate Share of Operating Expenses shall continue in an amount equal to the amount most recently applicable to the Premises. Sublandlord reserves the right

to adjust the Annual Estimate and the amount of the estimated payments at any time by providing written notice to Subtenant.

6.2 Definition of Operating Expenses. The term **"Operating Expenses"** means the sum (without duplication) of all reasonable costs and expenses directly incurred by Sublandlord with respect to the ownership, maintenance, and operation of the Project in accordance with the terms of this Sublease including, but not limited to costs of (in each case, to the extent not included within Sublandlord's maintenance obligations set out in in this Sublease): Common Area utilities; maintenance, replacement (which are not capital in nature), and repair of all portions of the Project, including without limitation, paving, driveways and parking areas (except that resurfacing of drives and parking areas shall not occur more often than once every ten (10) years unless deemed reasonably necessary by Sublandlord to maintain the same in accordance with at least minimum expected standards in the relevant geographic market), roofs and roof membrane (except that Sublandlord is responsible for replacement of the roof as provided by this Sublease, Subtenant being responsible only for Subtenant's Proportionate Share of the cost of roof repairs that are not capital in nature); mowing, snow removal, landscaping, and exterior painting (not more often than once every seven (7) years unless deemed reasonably necessary by Sublandlord to maintain the same in accordance with at least minimum expected standards in the relevant geographic market); the cost of maintaining utility lines, fire sprinklers and fire protection systems, exterior lighting and mechanical and building systems serving the Building or Project; amounts paid to contractors and subcontractors for work or services performed in connection with any of the foregoing; charges or assessments of any association to which the Project is subject; fees payable to tax consultants and attorneys for consultation and contesting taxes; the cost of any insurance deductibles for insurance required to be maintained by Sublandlord hereunder; property management fees payable to a property manager, including any affiliate of Sublandlord, or if there is no property manager, an administration fee [except that any such management fee or administration fee shall not exceed, in aggregate, five percent (5%) of Base Rent and Operating Expenses (provided that in no event may the amounts on which either the foregoing management fee or administrative fee are calculated include Taxes, Sublandlord Insurance Costs, the cost of utilities, Capital Expenses or fees paid to third parties who perform maintenance and repair activities in or to the Project) payable to Sublandlord]; security services, if any; trash collection, sweeping and removal; and additions or alterations made by Sublandlord to the Project or the Building in order to comply with Legal Requirements; *provided, however*, that (w) Operating Expenses may not include any such costs which are normally charged to a capital account in accordance with generally accepted accounting principles or the Internal Revenue Code (each, a **"Capital Expense"**); and (x) Operating Expenses may not include salaries, wages, benefits or other expenses of Sublandlord's employees. In addition, Operating Expenses shall include (y) Taxes (hereinafter defined) for each calendar year during the Lease Term, and (z) Sublandlord Insurance Costs for each calendar year during the Lease Term.

In the event that during all or any portion of any expense year the Building is not fully rented and occupied, Sublandlord shall make an appropriate adjustment in occupancy-related Operating Expenses for such year for the purpose of avoiding distortion of the amount of such Operating Expenses to be attributed to Subtenant by reason of variation in total occupancy of the Building, by employing consistent and sound accounting and management principles to determine Expenses that would have been paid or incurred by Sublandlord had the Building been fully rented and occupied, and the amount so determined shall be deemed to have been the Operating Expenses for such expense

year. Additionally, Taxes for any period in which the Building is not fully occupied and assessed on that basis shall be adjusted according to Sublandlord's reasonable estimate to reflect Taxes which would be payable if the Building were fully occupied and assessed on that basis.

6.3 Exclusions from Operating Expenses. Notwithstanding the foregoing, Operating Expenses do not include (i) costs, expenses, depreciation or amortization for capital repairs and capital replacements required to be made by Sublandlord under Section 10 of this Sublease; (ii) debt service under mortgages or ground rent; (iii) costs of restoration to the extent of net insurance proceeds received by Sublandlord with respect thereto; (iv) leasing commissions or the costs of renovating space for tenants; (v) any costs or legal fees incurred in connection with any particular tenant; (vi) costs incurred in connection with the original construction of the Building or in connection with any major change in the Building, such as adding or deleting floors or common areas or costs of correcting defects in the design or construction of any portion of the Project; (vii) costs of selling, syndicating, financing, mortgaging, or hypothecating any of Sublandlord's interest in the Building; (viii) marketing costs, legal fees, space planners' fees, advertising and promotional expenses, and brokerage fees incurred in connection with the original or future leasing of the Building; (ix) costs for which any tenant directly contracts with local providers, costs for which Sublandlord is entitled to be reimbursed by any tenant or occupant of the Building or by insurance by its carrier or any tenant's carrier or by anyone else, and expenses in connection with services or other benefits which are not offered to Subtenant or for which Subtenant is charged directly but which are provided to another tenant or occupant of the Building without a separate charge; (x) the cost of any repair or restoration in accordance with the casualty provisions hereof; (xi) any bad debt loss, rent loss, or reserves for bad debts or rent loss; (xii) Sublandlord's general corporate overhead and general and administrative expenses and other internal costs associated with the operation of the business of the entity which constitutes Sublandlord, as the same are distinguished from the costs of operation of the Building, including partnership or corporate accounting and legal matters, costs of defending any lawsuits with any mortgagee (except as the actions of Subtenant may be in issue); (xiii) costs, including permit, license and inspection costs, incurred with respect to the installation of tenant improvements in the Premises or the premises of new tenants in the Building or incurred in renovating or otherwise improving, decorating, painting, or redecorating rentable space for tenants or other occupants of the Building or vacant rentable space; (xiv) fees paid to subsidiaries or affiliates of Sublandlord for services to the Project to the extent that the costs thereof exceed the competitive costs of such services were they not rendered by such subsidiary or affiliate; (xv) costs, other than those incurred in ordinary maintenance and repair, for sculpture, paintings, fountains or other objects of art; (xvi) costs to repair or rebuild after casualty loss (excluding deductibles under insurance policies carried by Sublandlord, which deductibles shall be included in the operating expenses); (xvi) costs arising from Sublandlord's charitable or political contributions; (xvii) interests, fines, late fees, collection costs, legal fees, or penalties assessed as a result of Sublandlord's failure to make payments in a timely manner or to comply with applicable laws, including regarding the payment of taxes; (xviii) legal fees, accountants' fees and other expenses incurred in connection with defense of Sublandlord's title to or interest in the Building or any part thereof.

6.4 Records Related to Operating Expenses. Sublandlord shall maintain complete records with respect to Operating Expenses for the Term and for one (1) year following the expiration or termination of this Sublease.

6.5 Annual Determination.

(a) The **"Annual Determination"** of actual Operating Expenses incurred shall be made by Sublandlord and provided to the Subtenant reasonably promptly after receipt thereof by Sublandlord from Master Landlord for the then preceding calendar year. Such termination shall be binding upon Sublandlord and Subtenant, subject to the provisions of this Section. During the Term, Subtenant may review, at Subtenant's sole cost and expense, the books and records supporting such Annual Determination in an office of Sublandlord, or Sublandlord's agent, during normal business hours, upon giving Sublandlord twenty (20) days advance written notice of an objection to the Annual Determination within fifty (50) days after receipt of such Annual Determination, but in no event more than once for any one (1) year period, subject to execution of a confidentiality agreement acceptable to Sublandlord, and provided that if Subtenant utilizes a third party to perform such review, it shall be by an independent accounting firm of national standing which is reasonably acceptable to Sublandlord, is not compensated on a contingency basis and is also subject to such confidentiality agreement. If Subtenant fails to object to Sublandlord's Annual Determination of Expenses within fifty (50) days after receipt, or if any such objection fails to state with specificity the reason for the objection, Subtenant shall be deemed to have approved such Annual Determination and shall have no further right to object to or contest such Annual Determination.

(b) If as a result of the audit Subtenant determines that Sublandlord owes Subtenant for Subtenant's overpayment of Subtenant's Proportionate Share of Operating Expenses, Subtenant shall notify Sublandlord in writing of the amount of such overpayment, together with interest thereon at the Prime Rate from the date of overpayment, which amount Sublandlord shall pay to Subtenant within thirty (30) days after its receipt of the notice. Sublandlord shall pay, with such refund, Subtenant's expenses pursuant to this Section if the overpayment exceeds 3.50% of the actual Subtenant's Proportionate Share of Operating Expenses. As used herein, **"Prime Rate"** shall mean the base rate of interest (or any successor to the base rate) from time to time established in the Wall Street Journal (or any successor thereto). The parties' rights and obligations under this Section shall survive for one (1) year following the expiration or termination of this Sublease.

6.6 True-Up of Operating Expenses. Upon receipt of the Annual Determination from Sublandlord, if Subtenant's total payments of Operating Expenses for any year are less than Subtenant's Proportionate Share of actual Operating Expenses for such year, then Subtenant shall pay the difference to Sublandlord within thirty (30) days after demand, and if more, then at Subtenant's option, Sublandlord shall either (i) refund to Subtenant the amount of such overpayment or (ii) retain such excess and credit such excess amount against Subtenant's next payments. For purposes of calculating Subtenant's Proportionate Share of Operating Expenses, a year shall mean a calendar year except the first year, which shall begin on the Rent Commencement Date, and the last year, which shall end on the expiration of this Sublease.

7. Utilities and Other Sublandlord Services.

7.1 Provision of Services. Sublandlord agrees to furnish Subtenant the following services:

(a) Subtenant-thermostat-controlled HVAC service sufficient to heat the Premises to at least 75-degrees and to cool the Premises to 72-degrees during normal business hours throughout the applicable season.

(b) Electrical facilities during all hours to furnish sufficient power for lighting in the Premises, personal computers, servers and other electrical equipment that is customary for first-class medical office use.

(c) Hot and cold water available for lavatory and drinking purposes and for any kitchen facility located in the Premises or Common Areas during all hours.

(d) Access to and us of the parking facilities serving the Premises 24 hours per day, 7 days per week.

(e) Maintenance and repair of all Common Areas in the manner and to the extent reasonably deemed by Sublandlord to be standard for buildings of similar class, age and location.

(f) Janitorial and cleaning service in and about the Premises on Business Days; provided, however, if Subtenant's floor covering or other improvements require special treatment, Subtenant shall pay the additional cleaning cost attributable thereto as Operating Expense within twenty-five (25) days following presentation of a statement therefor by Sublandlord.

(g) Fluorescent bulb and ballast replacement in the Premises necessary to maintain building standard lighting as established by Sublandlord and fluorescent and incandescent bulb and ballast replacement in the Common Areas and Service Areas (including the parking garage) and upon Subtenant's request therefor, installation or replacement of specialty bulbs within the Premises (provided such specialty bulbs are provided to Subtenant by Sublandlord at Subtenant's cost.

(h) Passenger elevator service in common with Sublandlord and other persons during normal business hours in common with the Sublandlord and other tenants and guests and invitees. Such normal elevator service, passenger or freight, if furnished at other times, shall be optional with Sublandlord and shall never be deemed a continuing obligation. Sublandlord, however, shall provide limited passenger elevator service daily at all times when normal passenger elevator service is not provided.

(i) Access control to the Building during other than normal business hours shall be provided in such form as Sublandlord deems commercially reasonable and appropriate. Subtenant shall cooperate fully in Sublandlord's efforts to maintain access control to the Building and shall follow all regulations promulgated by Sublandlord with respect thereto. Notwithstanding anything herein to the contrary Subtenant expressly acknowledges and agrees that Sublandlord is not warranting the efficacy of any access personnel service, procedures or equipment and that Subtenant is not relying and shall not hereafter rely on any such personnel service, procedures or equipment. Sublandlord shall not be responsible or liable in any manner (excluding Sublandlord's gross negligence) for failure of any access personnel, services, procedures or equipment to prevent, control, or apprehend anyone

suspected of causing personal injury or damage in, on or around the Property. Notwithstanding the foregoing, Subtenant shall have access to the Building and the Premises twenty four (24) hours per day, seven (7) days a week.

(j) Restroom facilities on each floor of the Building.

Gas, electric, water, sewer and other utilities to be provided hereunder shall be referred to herein as **"Utilities"**.

7.2 Payment for Utilities.

(a) To the extent separately metered, Subtenant shall be responsible for securing and paying the service provider directly for the Utility services supplied to the Premises, including without limitation, water, sewer, electricity, gas (if available), garbage removal, telephone, internet, cable, and the lawful removal of infectious waste from the Premises. To the extent any Utility is separately sub-metered to the Premises, Sublandlord shall employ a meter reading service or otherwise cause expenses associated with Subtenant's utilization to be allocated to the Subtenant as additional Rent hereunder as part of such Subtenant's Operating Expenses.

(b) Notwithstanding the immediately preceding subsection, if the Premises is not individually metered or sub-metered and Sublandlord furnishes any services to the Premises, then Subtenant shall pay to Sublandlord as Operating Expenses the cost of such service to the Building based upon Subtenant's Proportionate Share, including maintenance charges for utilities and any storm sewer charges or other similar charges for utilities imposed by any governmental entity or utility provider, together with any taxes, penalties, surcharges or the like pertaining to Subtenant's use of utilities at the Premises. Sublandlord may, at Subtenant's sole expense, install separate metering and any additional conduits, wiring and other equipment necessary to supply electricity for each portion of the Premises. Following the installation of any separate electrical metering for the Premises, Subtenant shall make arrangements with the utility company supplying electricity to the Premises for separate billing.

(c) In addition, if Subtenant's concentration of personnel or equipment adversely affects the temperature or humidity in the Premises or the Building, Sublandlord may (after providing Subtenant with advance notice and seven (7) days to correct such adverse concentration of personnel or equipment) install supplementary air conditioning units in the Premises and Subtenant shall pay for the cost of installation and maintenance, repair and replacement thereof (and all electrical and chilled water consumption used thereby) within twenty-five (25) days after Subtenant's receipt of Sublandlord's bill therefor; and *provided, further*, that if Subtenant's concentration of personnel or equipment requires a more than a reasonable allocation of any certain Utility, in the sole discretion of Sublandlord, the Sublandlord shall be entitled to make a good faith reallocation of such Utility expense to Subtenant taking into account the Subtenant's unbalanced consumption and Subtenant's Proportionate Share.

(d) Subtenant shall cooperate fully with Sublandlord and abide by all the reasonable regulations and requirements that Sublandlord may prescribe for the proper functioning and protection of the Building systems.

If Subtenant requests any other utilities or building services in addition to those identified above, or any of the above utilities or building services in frequency, scope, quality or quantities substantially greater than the standards set by Sublandlord for the Building, then Sublandlord may impose a reasonable charge for such additional utilities or building services so long as Sublandlord advises Subtenant of the charge for such additional utilities or services before providing such additional services and billing Subtenant for the same, which shall be paid monthly by Subtenant as additional Rent on the same day that the monthly installment of Base Rent is due.

7.2 Conservation Programs. Notwithstanding anything to the contrary in this Section 7 or elsewhere in this Sublease, Sublandlord shall have the right to institute such policies, programs and measures as may be necessary or desirable, in Sublandlord's discretion, for the conservation and preservation of energy or energy related services, or as may be required to comply with any applicable laws, whether mandatory or voluntary. If Sublandlord determines that Subtenant's use or occupancy of the Premises will, in Sublandlord's reasonable judgment, cause the design loads for the Building or the Building Systems providing HVAC, exhaust, electrical, life safety, water, sewer or other utility or safety services to the Building to be exceeded or will adversely affect the Building or the operation of said systems in the Premises or the Building or cause deterioration or damages to the Building or to such systems, then Sublandlord shall deliver written notice thereof to Subtenant and Subtenant shall temper such excess loads and correct, repair and restore the portion of the Building so affected and such systems in a timely and expeditious manner by installing supplementary structural support, HVAC, exhaust, electrical, life safety, water, sewer or other utility or safety systems in the Premises or elsewhere in the Building where necessary at the sole cost of Subtenant, including, without limitation, the cost of preparing and submitting to Sublandlord for review and prior written approval, working drawings and specifications plus fifteen percent (15%) of such cost as an overhead and supervision fee payable to Sublandlord from time to time as the work progresses as Additional Rent within seven (7) days after Sublandlord's written demand therefor, from time to time. In the event of an emergency, Sublandlord may, but it shall not be required to, without notice to Subtenant, correct, repair and restore the portion of the Building so affected. Any expense to Sublandlord resulting from the operation, repair, maintenance, replacement and removal of any such supplementary structural support, exhaust, HVAC, electrical, life safety, water, sewer or other utility or safety systems, including Rent for space occupied by any such supplementary structural support, exhaust, HVAC, electrical, life safety, water, sewer or other utility or safety systems installed outside the Premises shall be borne exclusively by Subtenant and shall be paid by Subtenant to Sublandlord as Additional Rent at rates fixed by Sublandlord from time to time.

7.4 Interruption of Services. If there is an interruption of Essential Services (as defined in this section below), Subtenant shall promptly notify Sublandlord or Sublandlord's property manager ("**Interruption Notice**") and if such interruption is caused by Sublandlord's acts or omissions, and continues for more than five (5) consecutive business days or ten (10) business days within a twelve (12) month period, and such interruption renders the Premises materially unusable for Subtenant's permitted use, then the Base Rent, additional Rent and any other amounts owed by Subtenant to Sublandlord shall be abated and shall not be payable with respect to such affected portion of Subtenant's Premises from the date of such interruption until such services have been

restored. As used herein, "**Essential Services**" shall mean those services at the Building necessary for Subtenant to be able to operate in the Premises in a manner in keeping with other Class A medical office buildings, including, without limitation, elevators and Utilities. Notwithstanding the foregoing, if the interruption in Essential Services is caused by fire or other casualty, the provisions of Section15 shall apply.

8. **Taxes.** Sublandlord shall pay all taxes, assessments and governmental charges (collectively referred to as "**Taxes**") that are assessed against the Project during the Lease Term. Taxes shall be included as part of the Operating Expenses charged to Subtenant pursuant to Section 6 hereof during each year of the Lease Term, based upon Sublandlord's reasonable estimate of the amount of Taxes, and shall be subject to reconciliation and adjustment pursuant to Section 6 once the actual amount of Taxes is known; *provided, however*, that in no event shall Taxes for which Subtenant is responsible hereunder include any penalties imposed for late payment. Sublandlord agrees that Taxes shall be apportioned for any partial calendar year during the Term so that Subtenant's liability for Taxes hereunder shall be only for the portion of any given tax year attributable to the Term from and after the Lease Commencement Date.

Nothing in this Sublease shall require Subtenant to pay any income, gift, franchise, estate, inheritance, succession, capital levy or transfer tax of Sublandlord, or any income, excess profits, or revenue tax or any other tax, assessment, charge or levy upon the Rent payable by Subtenant under this Sublease, and all such taxes shall be paid or discharged by Sublandlord. If any such tax or excise is levied or assessed directly against Subtenant, then Subtenant shall be responsible for and shall pay the same at such times and in such manner as the taxing authority shall require. Subtenant shall be liable for all taxes levied or assessed against any personal property or fixtures placed in the Premises, whether levied or assessed against Sublandlord or Subtenant, and if any such taxes are levied or assessed against Sublandlord or Sublandlord's property and (a) Sublandlord pays them or (b) the assessed value of Sublandlord's property is increased thereby and Sublandlord pays the increased taxes, then (without duplication of amounts payable by Subtenant under Section 6 above) Subtenant shall pay to Sublandlord such taxes within ten (10) days after Sublandlord's request therefor.

9. **Insurance.**

9.1 **Sublandlord's Insurance Costs.** Master Landlord's costs for any Property Insurance and liability insurance policy, and any other insurance policy maintained by Master Landlord, with respect to the Project are referred to herein collectively as the "**Sublandlord Insurance Costs,**" and shall be included as part of the Operating Expenses charged to Subtenant pursuant to Section 6 hereof. As used herein, the term "**Property Insurance**" means insurance covering damage to tangible real and personal property.

9.2 **Subtenant's Insurance Obligations.** Effective as of the earlier of: (a) the date Subtenant enters or occupies the Premises; or (b) the Effective Date, and continuing during the Lease Term, Subtenant, at its expense, shall obtain and maintain in full force the following insurance coverage: (i) a Special Form Policy covering one hundred percent (100%) of the reasonable replacement cost of all property and improvements installed or placed in the Premises by Subtenant or for Subtenant's benefit; (ii) if required by law, worker's compensation insurance with no less than the minimum limits required by law; (iii) employer's liability insurance with such limits as required

by law; and (iv) commercial liability insurance, with a minimum limit of One Million and No/100 Dollars ($1,000,000.00) per occurrence and a minimum umbrella limit of Two Million and No/100 Dollars ($2,000,000.00), for a total minimum combined general liability and umbrella limit of Three Million and No/100 Dollars ($3,000,000.00) (together with such additional umbrella coverage as Sublandlord may reasonably require) for property damage, personal injuries, or deaths of persons occurring in or about the Premises. In the event Subtenant utilizes the services of consultants and/or contractors on the Premises, Subtenant shall require from or provide for all such consultants and contractors the same minimum insurance requirements detailed above. Sublandlord reserves the right to request from Subtenant copies of such consultants' and contractors' certificates and/or certified copies of insurance policies when deemed necessary. Sublandlord may require reasonable increases in any such limits not more often than once every two (2) years during the Term. The commercial liability policies shall name Master Landlord, Sublandlord and Master Landlord's property manager, and Master Landlord's mortgagee as additional insureds, insure on an occurrence and not a claims-made basis, be issued by insurance companies which are licensed in the State of Texas, are not cancelable unless thirty (30) days prior written notice shall have been given to Sublandlord, contain a hostile fire endorsement or amended pollution endorsement, and a contractual liability endorsement and provide primary coverage to Master Landlord and Sublandlord. Such certificates, or at Sublandlord's option, copies of the policies evidencing coverage shall be delivered to Sublandlord by Subtenant at least ten (10) days prior to occupancy of the Premises and at least twenty (20) days prior to each renewal of said insurance. If Subtenant fails to comply with the foregoing insurance requirements or to deliver to Sublandlord copies of such policies and certificates evidencing the coverage required herein, Sublandlord, in addition to any remedy available pursuant to this Sublease or otherwise, may, but shall not be obligated to, obtain such insurance and Subtenant shall pay to Sublandlord on demand the premium costs thereof, plus an administrative fee of five percent (5%) of the cost. As used herein, "**Special Form Policy**" means a policy of fire and Property Insurance in the form of the Insurance Services Offices' ISO Property form 1030 - Causes of Loss Special Form or equivalent.

If Subtenant's business operations, conduct or use of the Premises or any other part of the Property causes an increase in the premium for any insurance policy carried by Sublandlord, Subtenant will, within seven (7) days after receipt of notice from Sublandlord, reimburse Sublandlord for the entire increase.

9.3 Waiver of Subrogation. The property insurance obtained by Sublandlord and Subtenant shall include a waiver of subrogation by the insurers and all rights based upon an assignment from its insured, against Sublandlord or Subtenant, their officers, directors, employees, managers, agents, invitees and contractors, in connection with any loss or damage thereby insured against. The failure of a party to insure its property shall not void this waiver. Notwithstanding anything to the contrary contained herein, Subtenant hereby waives any claims against Sublandlord, and its officers, directors, employees, managers, agents, invitees and contractors for any loss or damage insured against or required to be insured against hereunder (whether by self-insurance or otherwise), regardless of whether the negligence or fault of Sublandlord caused such loss. Sublandlord hereby waives any claims against Subtenant, and its officers, directors, employees, managers, agents, invitees and contractors for any loss or damage insured against or required to be insured against hereunder (whether by self-insurance or otherwise), regardless of whether the negligence or fault of Subtenant caused such loss; however, Sublandlord's waiver shall not apply

to any deductible amounts maintained by Sublandlord under its insurance to the extent the same are included in Operating Expenses as provided in Section 6.

10. Sublandlord's Repairs.

10.1 Sublandlord Repairs and Maintenance. Sublandlord shall maintain, repair and replace, the exterior of the Building (excluding windows and window frames), roof structure (including the roof membrane) and structural portions of the Building (including load bearing walls and foundations), and any parking areas, courtyards, sidewalks, entryways, lawns, fountains, landscaping and other similar facilities located in the Common Area.

10.2 Sublandlord Obligations as to Building Systems. Sublandlord shall maintain, repair and replace the Building's electrical, mechanical, HVAC and plumbing systems and all controls appurtenant thereto, and any elevators in the Building (collectively, including elevators, "**Building Systems**") provided, however, that Sublandlord shall not be responsible for any Building Systems installed by or for Subtenant as Subtenant-Made Alterations (defined below) unless Sublandlord elects to assume such responsibility at the time of Sublandlord's consent to such Subtenant Made Alterations. Subtenant's Proportionate Share of all costs incurred by Sublandlord in connection with the foregoing obligations shall be an additional Rent payable by Subtenant as Operating Expenses. Sublandlord's obligations under this Section with respect to any particular repair, replacement or maintenance requirement, shall not commence until Subtenant notifies Sublandlord in writing of any circumstances which Subtenant believes may trigger Sublandlord's obligations.

11. Subtenant's Repairs.

11.1 Subtenant's Repairs and Obligations. Subtenant shall maintain, repair and replace, at its sole cost and expense, all portions of the Premises which are not expressly Sublandlord's obligations under Section 10, including, without limitation, (i) the windows and window frames of the Premises; and (ii) the interior portions of the Premises, the Subtenant-Made Alterations, and any additional tenant improvements, fixtures or equipment installed by or on behalf of Subtenant within the Premises. Subtenant shall be responsible for the expense of installation, operation, and maintenance of its telephone and other communications cabling from the point of entry into the Building to the Premises and throughout the Premises; though Sublandlord shall provide access to a reasonable amount of riser or chaise space in the Building for such and shall have the right to perform such work on behalf of Subtenant in Common Areas, provided Sublandlord performs such work in coordination with Subtenant and its contractors in such a manner as will accommodate Subtenant's reasonable objectives with respect thereto. The Premises shall at all times be maintained by Subtenant in the condition of a first-class office space.

11.2 Additional Obligations of Subtenant. Subtenant shall bear the full cost of repairs or maintenance of all of the interior and the exterior improvements, structural or otherwise, to preserve the Premises and the Building in good working order and first-class condition, arising out of (i) the existence, installation, use or operation of any tenant improvements, Subtenant-Made Alterations, or any of Subtenant's trade fixtures or personal property; (ii) the moving of Subtenant's

property or fixtures in or out of the Building or Project or in and about the Premises; (iii) the particular use or particular occupancy or manner of use or occupancy of the Premises by any Subtenant Party; or (iv) the acts, omissions or negligence of any Subtenant Parties; *all provided, however*, except to the extent any claims arising from any of the foregoing are reimbursed by insurance carried by Sublandlord, are covered by the waiver of subrogation in Section 9 hereof or are otherwise provided for in the casualty/restoration Section 15 hereof.

12. Subtenant-Made Alterations and Trade Fixtures.

12.1 Sublandlord Consent. Subtenant shall not make or suffer to be made any alterations, additions or improvements ("**Subtenant-Made Alterations**") in, on or to the Premises or any part thereof without the prior written consent of Sublandlord. Failure of Sublandlord to give its approval within fifteen (15) calendar days after receipt of Subtenant's written request for approval shall constitute disapproval by Sublandlord. Sublandlord shall not unreasonably withhold or delay its consent to Subtenant-Made Alterations that (i) do not materially affect the structure of the Building or its electrical, plumbing, HVAC, security or other systems, (ii) are not visible from the exterior of the Premises and do not otherwise affect the exterior appearance of the Building, (iii) are consistent with Subtenant's Permitted Use hereunder; (iv) do not require any application to a political jurisdiction for rezoning, general plan amendment, variance, conditional use permit or architectural review approval, (v) will not interfere with the use and occupancy of any other portion of the Project by Sublandlord or by any other tenants or occupants or their invitees, or by any other party with the right to use any portion of the Project, (vi) comply with any ground lease, CC&Rs and Mortgages, (vii) do not increase the occupant density of the Premises in excess of the parking rights provided hereunder, and (viii) do not, in Sublandlord's opinion, adversely affect the value or marketability of the Premises.

12.2 Sublandlord's Additional Approval Rights. If Sublandlord consents to the making of any Subtenant-Made Alterations by Subtenant, the same shall be made by Subtenant, at Subtenant's sole cost and expense, in accordance with plans and specifications reasonably approved by Sublandlord, and any contractor or person selected by Subtenant to make the same must first be approved in writing by Sublandlord in its sole discretion (including, if required by Sublandlord, the exclusive use of landlord's contractor). With respect to any Subtenant-Made Alterations that affect the structure of the Building, the Building Systems, or any portion of the Project outside the Premises, at Sublandlord's option, the Subtenant-Made Alterations shall be made by Sublandlord, or by a contractor specified by Sublandlord, for Subtenant's account and Subtenant shall reimburse Sublandlord for the cost thereof (including a reasonable charge for Sublandlord's time and expense for doing such) as additional Rent, within twenty (20) days after receipt of a statement from Sublandlord therefor.

12.3 Building Electrical Limitations. Notwithstanding anything to the contrary herein, Subtenant shall make no alterations or additions to the electrical equipment or systems in the Premises or the Building without the prior written consent of Sublandlord in each instance. Subtenant shall not install in the Premises or the Building any equipment which represents or uses a substantial amount of electrical current, including, without limitation, computer or data processing equipment and Subtenant shall ascertain from Sublandlord the maximum amount of load or demand for or use of electrical current which can be accommodated or permitted in the Premises, taking into account, among other items, the capacity of the electrical feeders, risers, conduits, wiring and other

facilities and equipment of the Premises and the Building and the needs of other tenants (both present and future) of the Building. Subtenant's use of electrical current at the Premises shall not exceed the maximum amount of load or demand for or use of electrical current which can be accommodated or permitted at the Premises.

12.4 Monitoring of Construction.

(a) Subtenant understands and agrees that Sublandlord shall be entitled to a supervision fee in the amount of four percent (4.0%) of the cost of any Subtenant-Made Alterations. In addition to the supervision fee, Subtenant shall reimburse Sublandlord upon demand for any reasonable out-of-pocket expenses incurred by Sublandlord in the review of any Tenant-Made Alterations made by Subtenant, including, but not limited to Subtenant's electrical equipment, and including, but not limited to, fees charged by Sublandlord's contractors or consultants to review plans and specifications, and such obligation shall be additional Rent. Sublandlord's consent to any Tenant-Made Alterations shall not obligate Sublandlord to repair, maintain, insure or otherwise assume any responsibility or liability with respect to any such Subtenant-Made Alteration. In addition, notwithstanding Sublandlord's review, Subtenant and not Sublandlord shall be responsible for compliance of the Subtenant-Made Alteration, and plans and specifications therefor, with all applicable laws, and Sublandlord shall not be responsible for any omissions or errors therein. If any governmental entity requires, as a condition to any proposed Subtenant-Made Alteration, additions or improvements to the Premises or Common Areas, and if Sublandlord consents to such improvements to the Premises or Common Areas, then Subtenant shall, at Subtenant's sole expense, make such required improvements to the Premises or Common Areas in such a manner, utilizing such materials, and with such contractors, (including, if required by Sublandlord, Sublandlord's contractors) as Sublandlord may require in its sole discretion.

(b) Subtenant shall provide Sublandlord with the identities and mailing addresses of all persons performing work or supplying materials, prior to beginning such construction, and Sublandlord may post on and about the Premises notices of non-responsibility pursuant to applicable law. Subtenant shall furnish security or make other arrangements reasonably required by Sublandlord to assure payment for the completion of all Subtenant-Made Alterations free and clear of liens and shall provide certificates of insurance for worker's compensation and other coverage in amounts and from an insurance company reasonably satisfactory to Sublandlord protecting Sublandlord against liability for personal injury or property damage during construction. Upon completion of any Subtenant-Made Alterations, Subtenant shall deliver to Sublandlord sworn statements setting forth the names of all contractors and subcontractors who did work on the Subtenant-Made Alterations and final lien waivers from all such contractors and subcontractors.

(c) Sublandlord and Subtenant shall prevent any mechanic's, materialman's or other liens against the Premises, Building or Project in connection with any labor, materials or services furnished or claimed to have been furnished. If any such lien shall be filed against the Premises, Building or Project, the party through whom the lien arose will cause the same to be discharged within thirty (30) days of the filing of the lien, provided, however, that either party may contest any such lien, so long as the enforcement thereof is stayed by bonding or otherwise expunging the lien from the official property records in the jurisdiction.

(d) Upon the expiration or sooner termination of the Term, Subtenant shall upon demand by Sublandlord, at Sublandlord's election, either (i) at Subtenant's sole cost and expense, forthwith and with all due diligence remove any Subtenant-Made Alterations made by or for the account of Subtenant, including without limitations all cabling and wiring installed for Subtenant's use in the Premises and riser and chaise space of the Building), and restore the Premises to substantially its original condition as of the Effective Date, subject to normal wear and tear and the rights and obligations of Subtenant concerning casualty damage pursuant to this Sublease or (ii) pay Sublandlord the reasonable estimated cost to do such removal and restoration thereof.

13. Signs. All signs, decorations, advertising media, blinds, draperies and other window treatment or bars or other security installations visible from outside the Premises shall be subject to Sublandlord's prior written approval. Subtenant shall not make any changes to the exterior of the Premises, install any exterior lights, decorations, balloons, flags, pennants, banners, or painting, or erect or install any signs, windows or door lettering, placards, decorations, or advertising media of any type which can be viewed from the exterior of the Premises, without Sublandlord's prior written consent. Upon surrender or vacation of the Premises, Subtenant shall have removed all signs and repair, paint and/or replace the building fascia surface to which its signs are attached. Subtenant shall obtain all applicable governmental permits and approvals for sign and exterior treatments. All Subtenant signage shall be at Subtenant's sole expense.

14. Parking. Subtenant shall have a license to use the number of unreserved, undesignated and nonexclusive parking passes set forth in the Basic Lease Information for the non-exclusive use of unreserved spaces as specified therein, on those portions of the Common Area designated by Sublandlord for parking. Sublandlord shall exercise reasonable efforts to insure that the spaces associated with such passes are available to Subtenant for its use, but Sublandlord shall not be required to enforce Subtenant's right to use the same. Except as solely caused by the gross negligence or willful misconduct of Sublandlord, Sublandlord shall not be liable for any loss, injury or damage to persons using the Project parking areas or automobiles or other property therein, it being agreed that, to the fullest extent permitted by law, the use of such parking areas shall be at the sole risk of Subtenant, its employees and invitees. Sublandlord shall have the right to establish, and from time to time amend, and to enforce against all users of the parking areas, all reasonable rules and regulations (including the designation of areas for employee parking) that Sublandlord may deem necessary and advisable for the proper and efficient operation and maintenance of parking within the Common Areas. In enforcing such rules and regulations, Sublandlord shall have the right, without notice, in addition to such other rights and remedies that Sublandlord may have, to remove or tow away any vehicle of Subtenant Parties in violation of a rule or regulation and charge the costs to Subtenant. Subtenant shall not assign or sublease any of the Subtenant's parking spaces without the prior written consent of Sublandlord, which may be withheld in Sublandlord's sole discretion, except in connection with an assignment of this Sublease or sublease of the Premises that is approved by Sublandlord in accordance with this Sublease. Subtenant shall be liable for any damage to the parking areas caused by Subtenant or Subtenant's employees, suppliers, shippers, customers or invitees, including without limitation damage from oil leakage.

15. Casualty/Restoration.

15.1 Extent of Casualty. If the Premises or the Building (including any Subtenant improvements) are damaged by fire or other casualty, within thirty-five (35) days after the date of such damage, Sublandlord shall notify Subtenant whether or not in Sublandlord's reasonable opinion such repairs can be made within two hundred and seventy (270) days after the date of such damage and Sublandlord's reasonable estimate of the time needed for such repairs. If such repairs cannot be made within two hundred and seventy (270) days from the date of such damage, Sublandlord shall within thirty-five (35) days after the date of such damage elect either to: (i) notify Subtenant of Sublandlord's intention to repair such damage and diligently prosecute such repairs, in which event this Sublease shall continue in full force and effect and the Base Rent and other Rent shall be reduced as provided herein; or (ii) notify Subtenant of Sublandlord's election to terminate this Sublease as of a date specified in such notice, which date shall not be less than thirty-five (35) days nor more than sixty-five (65) days after such notice is given and this Sublease shall terminate on the date specified in such notice. If Sublandlord notifies Subtenant that restoration or repair of the Premises will take more than two hundred and seventy (270) days but Sublandlord elects to proceed with the repair and reconstruction of the Building and Premises nonetheless, Subtenant shall have a right to terminate the Lease within twenty-five (25) days following receipt of Sublandlord's notice, by providing Sublandlord with written notice of its election to do so. In case of such a termination under this Section 15 the Rent through the termination date shall be reduced by a proportionate amount based upon the extent to which such damage interfered with the business carried on by Subtenant in the Premises, and Subtenant shall pay such reduced Rent up to the date of termination. Sublandlord agrees to refund to Subtenant any Rent previously paid for any period of time subsequent to such date of termination.

15.2 Restoration. Should Sublandlord make the determination that the repairs can be made within two hundred seventy (270) days after the date of such damage, or should Sublandlord otherwise timely elect to conduct such repairs under this Section:

(a) This Sublease shall remain in full force and effect except that Subtenant shall be entitled to a proportionate reduction of Rent while such repairs to be made hereunder by Sublandlord are being made. Such reduction of Rent, if any, shall be based upon the greater of (i) the proportion that the area of the Premises rendered untenantable by such damage bears to the total area of the Premises; or (ii) the extent to which such damage and the making of such repairs by Sublandlord shall interfere with the business carried on by Subtenant in the Premises, and shall be limited to the extent of rental abatement insurance proceeds actually received by Sublandlord under Sublandlord's casualty insurance policy, with Subtenant's business interruption insurance to be primary with respect to Subtenant's rent obligations hereunder during any period of repair.

(b) Sublandlord shall commence and proceed with reasonable diligence to restore the Building, and the improvements located within the Premises, if any, for which Sublandlord had financial responsibility pursuant to the express terms of this Sublease (except that Sublandlord shall not be responsible for delays not within the control of Sublandlord) to substantially the same condition in which it was immediately prior to the happening of the casualty. Notwithstanding the foregoing, Sublandlord's obligation to restore the Building, and the improvements located within the Premises, if any, for which

Sublandlord had financial responsibility pursuant to this Sublease, shall not require Sublandlord to expend for such repair and restoration work more than the insurance proceeds actually received by the Sublandlord as a result of the casualty and Sublandlord's obligation to restore shall be further limited so that Sublandlord shall not be required to expend for the repair and restoration of the improvements located within the Premises, if any, for which Sublandlord had financial responsibility pursuant to this Sublease, more than the dollar amount of the Subtenant Improvement Allowance, if any, described herein. When the repairs described in the preceding two sentences have been completed by Sublandlord, Subtenant shall complete the restoration of all improvements, including furniture, fixtures and equipment, which are necessary to permit Subtenant's reoccupancy of the Premises.

(c) Except as set forth above in this Section 15, all cost and expense of reconstructing the Premises shall be borne by Subtenant. Sublandlord shall not be liable for any inconvenience or annoyance to Subtenant or injury to the business of Subtenant resulting in any way from such damage or the repair thereof, except for the pro-rated abatement of Rent as set forth in this Section above.

(d) If the Premises or any other portion of the Property is damaged by fire or other casualty resulting from the fault or gross negligence of Subtenant or any of Subtenant's agents, employees, or invitees, the rent hereunder shall not be diminished during the repair of such damage and Subtenant shall be liable to Sublandlord for the cost of the repair and restoration of the Property caused thereby to the extent such cost and expense is not covered by insurance proceeds.

15.3 Casualty at End of Term. The term "**Major Casualty**" as used herein shall mean a casualty that renders unusable twenty percent (20%) or more of the rentable square feet in the Building or which materially adversely affects the use of such Building. Notwithstanding anything to the contrary contained in this Sublease, if during the twenty-four (24) months prior to the expiration of the Term, should a Major Casualty occur, either Subtenant or Sublandlord shall have the option to terminate this Sublease as of the date of such damage or destruction by written notice to the other party given within twenty-five (25) days after such damage or destruction, in which event Sublandlord shall make a proportionate refund to Subtenant of such Rent as may have been paid in advance.

15.4 Uninsured Casualty. Notwithstanding the balance of this Section 15, and subject to the termination rights therein, in the event of a total or partial destruction of the Premises (a) by a casualty of a type not required to be insured against by Sublandlord under the terms of this Sublease, or (b) under circumstances where Sublandlord has been required by any Mortgagee to utilize substantially all of the insurance proceeds to pay down the Mortgage, which destruction exceeds ten percent (10%) of the replacement cost of the Building, this Sublease shall automatically terminate, unless (x) Sublandlord elects to reconstruct the Building (including Subtenant improvements for which it is financially responsible under this Sublease), and (y) the damage can be reconstructed within two hundred seventy (270) days after the date of such damage

16. Condemnation. If any part of the Premises or the Project should be taken for any public or quasi-public use under governmental law, ordinance, or regulation, or by right of eminent domain, or by private purchase in lieu thereof (a "**Taking**" or "**Taken**"), and (a) the Taking would prevent

or materially interfere with Subtenant's use of the Premises or (b) as a result of such Taking, Sublandlord's mortgagee accelerates the payment of any indebtedness securing all or a portion of the Project, then effective on the date of such Taking, this Sublease shall terminate and Rent shall be apportioned as of said date. If part of the Premises shall be Taken, and this Sublease is not terminated as provided above, the Base Rent payable hereunder during the unexpired Lease Term shall be reduced to such extent as may be fair and reasonable under the circumstances, and Sublandlord shall restore the Premises to its condition prior to the Taking; *provided, however,* Sublandlord's obligation to so restore the Premises shall be limited to the award Sublandlord receives in respect of such Taking that is not required to be applied to the indebtedness secured by a mortgage. In the event of any such Taking, Sublandlord shall be entitled to receive the entire price or award from any such Taking without any payment to Subtenant, and Subtenant hereby assigns to Sublandlord Subtenant's interest, if any, in such award. Subtenant shall have the right, to the extent that same shall not diminish Sublandlord's award, to make a separate claim against the condemning authority (but not Sublandlord) for such compensation as may be separately awarded or recoverable by Subtenant for moving expenses and damage to Subtenant's trade fixtures and finish out costs, if a separate award for such items is made to Subtenant.

17. Assignment and Subletting.

17.1 Definitions. The following terms shall have following meanings ascribed hereto for the purposes of this Section 17:

"Affiliate" shall mean, with respect to any person or entity, any other person or entity that directly or indirectly through one or more intermediaries, controls, is controlled by or is under common control with the Subtenant.

"Change of Control" as used herein, shall mean the change of possession of control of the, direct or indirect, power to cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners or persons exercising similar authority with respect to such person or entities.

"Control," "controls," "controlled by" or **"under common control with,"** as used herein, shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through the ownership of voting securities, by contract or otherwise, or the power to elect at least fifty percent (50%) of the directors, managers, general partners or persons or entities exercising similar authority with respect to such person or entities.

"Transfer" as used herein means: (i) any assignment of this Sublease or any interest therein; (ii) any sublet of the Premises or any part thereof; (iii) and Change of Control of Subtenant; (iv) any assignment for the benefit of creditors; and/or (v) any leasehold mortgage or other pledge of the interest of Subtenant under this Sublease.

17.2 Prohibitions against Transfers.

(a) Except as herein below expressly authorized, Subtenant shall not directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, Transfer or allow

the Transfer or all or any part of this Sublease except with the Sublandlord's prior written consent. Any such attempted assignment, subletting, license, mortgage, hypothecation, other encumbrance or other use or occupancy without the consent of Sublandlord shall be null and void and of no effect.

(b) Unless otherwise set forth by the Sublandlord in writing or otherwise set forth in this Section 17, no Transfer by Subtenant shall relieve Subtenant of its obligation to pay the Rent and to perform all of the other obligations to be performed by Subtenant hereunder, and Subtenant shall at all times during the Term and any subsequent renewals or extensions remain fully responsible and liable for the payment of the Rent and for compliance with all of Subtenant's other obligations under this Sublease. The acceptance of Rent by Sublandlord from any other person shall not be deemed to be a waiver by Sublandlord of any provision of this Sublease or to be a consent to any subletting or assignment. Consent by Sublandlord to one subletting or assignment shall not be deemed to constitute a consent to any other or subsequent attempted subletting or assignment.

17.2 Procedure for Attempted Assignment or Subletting.

(a) If Subtenant desires at any time to Transfer all or any part of this Sublease it shall first notify Sublandlord of its desire to do so and shall submit in writing to Sublandlord all pertinent information relating to the proposed assignee or sublessee, all pertinent information relating to the proposed assignment or sublease, and all such financial information as Sublandlord may reasonably request concerning the proposed assignee or subtenant, but at a minimum the financial information shall include the proposed assignee's profit and loss statements, balance sheets and tax returns for the prior two (2) years.

(b) In the event that the Rent due and payable by a sublessee or assignee (or a combination of the rental payable under such sublease or assignment, plus any bonus or other consideration therefor or incident thereto) exceeds the Rent payable under this Sublease, then Subtenant shall be bound and obligated to pay Sublandlord, as additional Rent hereunder, one hundred percent (100%) of all such excess Rent and other excess consideration (after deducting the costs of any leasehold improvements paid for by Subtenant in connection with such assignment or subleasing and any leasing commissions paid by Subtenant in connection therewith) within ten (10) days following receipt thereof by Subtenant.

(c) If this Sublease is Transferred, then upon a default by Subtenant hereunder Sublandlord may collect Rent from the assignee, sublessee, mortgagee, pledgee, party to whom the leasehold interest was hypothecated, concessionee or licensee or other occupant and, except to the extent set forth in the preceding paragraph, apply the amount collected to the next Rent payable hereunder; and all such Rent collected by Subtenant shall be held in deposit for Sublandlord and immediately forwarded to Sublandlord. No such transaction or collection of Rent or application thereof by Sublandlord, however, shall be deemed a waiver of these provisions or a release of Subtenant from the further performance by Subtenant of its covenants, duties, or obligations hereunder.

(d) Should Subtenant request of Sublandlord the Sublandlord's consent to a proposed assignment or subletting, Sublandlord shall charge One Thousand and No/100 Dollars ($1000.00) as an administration fee.

(e) Notwithstanding any provision of this Sublease to the contrary, in the event this Sublease is assigned to any person or entity pursuant to the provisions of the Bankruptcy Code (or any other applicable law providing debtor relief to Subtenant), any and all monies or other consideration payable or otherwise to be delivered in connection with such assignment shall be paid or delivered to Sublandlord, shall be and remain the exclusive property of Sublandlord and shall not constitute the property of Subtenant or Subtenant's estate within the meaning of the Bankruptcy Code (or such other applicable law). All such money and other consideration not paid or delivered to Sublandlord shall be held in trust for the benefit of Sublandlord and shall be promptly paid or delivered to Sublandlord.

(f) Notwithstanding any Transfer, Subtenant and any guarantor or surety of Subtenant's obligations under this Sublease shall at all times remain fully responsible and liable for the payment of the rent and for compliance with all of Subtenant's other obligations under this Sublease (regardless of whether Sublandlord's approval has been obtained for any such Transfer unless otherwise expressly set forth herein or otherwise agreed to by Sublandlord in writing).

18. Indemnification.

18.1 Subtenant Indemnification of Sublandlord.

(a) Except to the extent arising from and caused by the gross negligence or willful misconduct of Sublandlord or any of its servants, employees, contractors, agents, licensees or invitees (collectively, including Sublandlord, the **"Sublandlord Parties")**, Subtenant shall indemnify and hold Sublandlord and its property management company and Mortgagee **("Sublandlord Indemnitees")** harmless from and defend Sublandlord against any and all claims or liability for any injury or damage to any person or property whatsoever: (i) occurring in or on the Premises; or (ii) occurring in, on, or about any other portion of the Project to the extent such injury or damage shall be caused by the negligence or willful misconduct of Subtenant or any of its servants, employees, contractors, agents, licensees or invitees **("Subtenant Parties")**. Subtenant further agrees to indemnify and hold Sublandlord harmless from, and defend Sublandlord against, any and all claims, losses, or liabilities (including damage to Sublandlord's property) arising from (x) any breach of this Sublease by Subtenant, and/or (y) the conduct of any work or business of Subtenant Parties in or about the Project, including, but not limited to any release, discharge, storage or use of any Hazardous Substance. In the event of a discrepancy between the terms of this section and the terms of Section 30 of the Lease concerning Hazardous Substance liability, the latter shall control. This Section 18 shall survive the expiration or earlier termination of this Sublease.

(b) Subtenant shall promptly advise Sublandlord in writing of any action, administrative or legal proceeding or investigation as to which this indemnification may apply, and Subtenant, at Subtenant's expense, shall assume on behalf of each and every Sublandlord Indemnitee and conduct with due diligence and in good faith the defense thereof

with counsel reasonably satisfactory to Sublandlord; *provided, however*, that any Sublandlord Indemnitee shall have the right, at its option, to be represented therein by advisory counsel of its own selection and at its own expense. In the event of failure by Subtenant to fully perform in accordance with this Section 18, Sublandlord, at its option, and without relieving Subtenant of its obligations hereunder, may so perform, but all costs and expenses so incurred by Sublandlord in that event shall be reimbursed by Subtenant to Sublandlord, together with interest on the same from the date any such expense was paid by Sublandlord until reimbursed by Subtenant, at the rate of interest provided to be paid on judgments, by the law of the jurisdiction to which the interpretation of this Sublease is subject. The indemnification provided in this Section 18 shall not be limited to damages, compensation or benefits payable under insurance policies, workers' compensation acts, disability benefit acts or other employees' benefit acts.

18.2 Sublandlord Indemnification of Subtenant. Sublandlord hereby agrees to indemnify, protect, defend and hold harmless Subtenant and Subtenant's owners, managers, officers and employees from and against all third-party Liabilities (as defined in this Section 18 above), to the extent such Liabilities arise out of or are caused by the gross negligence or willful misconduct of Sublandlord or any Sublandlord Party.

19. Inspection and Access. Subject to applicable law concerning the privacy of patients, patients' records and other confidential or protected information or practices occurring at the Premises, Sublandlord and its agents, representatives, and contractors may enter the Premises at any reasonable time to inspect the Premises and to make such repairs as may be required or permitted pursuant to this Sublease and for any other business purpose (and immediately for any emergency); provided, however, that in all events Sublandlord shall be accompanied by representatives of Subtenant. In addition, provided Subtenant receives not less than twenty-four (24) hours' prior notice thereof, Sublandlord and Sublandlord's representatives may enter the Premises during business hours for the purpose of showing the Premises to prospective purchasers or, during the final one year of the Lease Term (provided that Sublandlord and Subtenant are not at that time negotiating a renewal of the Lease), to prospective tenants. Sublandlord may erect a suitable sign at the Project stating the Premises are available to let or that the Project is available for sale. Sublandlord may grant easements, make public dedications, designate common areas or create restrictions on or about the Project; provided, however, that Subtenant's prior written consent shall be required for any easement, dedication, encumbrance, or restriction which may be reasonably anticipated to interfere with Subtenant's use or occupancy of the Premises.

20. Intentionally deleted.

21. Surrender. No act by Sublandlord shall be an acceptance of a surrender of the Premises, and no agreement to accept a surrender of the Premises shall be valid unless it is in writing and signed by Sublandlord. Upon termination of the Lease Term or earlier termination of Subtenant's right of possession, Subtenant shall surrender the Premises to Sublandlord in the same condition as received, broom clean, ordinary wear and tear and casualty loss and condemnation by this Sublease excepted. Any trade fixtures, Subtenant-Made Alterations and property not so removed by Subtenant as permitted or required herein shall be deemed abandoned and to the extent any such items are required to be removed hereunder, failing such removal, Sublandlord may elect to store, remove, and/or dispose of same at Subtenant's expense, and Subtenant waives all claims against

Sublandlord for any damages resulting from Sublandlord's retention and disposition of such property. All obligations of the parties hereunder not fully performed as of the termination of the Lease Term shall survive the termination of the Lease Term, including without limitation, indemnity obligations, payment obligations with respect to Operating Expenses and all obligations concerning the condition and repair of the Premises.

22. **Holding Over.** If Subtenant fails to vacate the Premises within three months after the termination of the Lease Term, Subtenant shall be a tenant at will or at sufferance, and Subtenant shall pay, in addition to any other rent or other sums then due Sublandlord, a daily base rental equal to 125% of the Base Rent in effect on the expiration or termination date, even if Sublandlord consents to such holdover (which consent shall be effective only if in writing). Subtenant shall also be liable for all Operating Expenses incurred during such holdover period. In addition, Subtenant shall be liable for all actual damages (including reasonable attorneys' fees) incurred by Sublandlord as a result of any such holding over extending beyond the original termination date. No holding over by Subtenant, whether with or without consent of Sublandlord, shall operate to extend this Sublease except as otherwise expressly provided, and this Section shall not be construed as consent for Subtenant to retain possession of the Premises.

23. **Events of Default.** Each of the following events shall be an event of default (**"Event of Default"**) by Subtenant under this Sublease:

(a) Subtenant shall fail to pay any installment of Base Rent or any other Rent or payment required herein when due, and such failure shall continue for a period of five (5) days from the date such payment is due.

(b) Subtenant or any guarantor or surety of Subtenant's obligations hereunder shall (A) make a general assignment for the benefit of creditors; (B) commence any case, proceeding or other action seeking to have an order for relief entered on its behalf as a debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, liquidation, dissolution or composition of it or its debts or seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or of any substantial part of its property (collectively a **"Proceeding For Relief"**); (C) become the subject of any Proceeding For Relief which is not dismissed within sixty (60) days of its filing or entry; or (D) die or suffer a legal disability (if Subtenant, guarantor, or surety is an individual) or be dissolved or otherwise fail to maintain its legal existence (if Subtenant, guarantor or surety is a corporation, partnership or other entity).

(c) If either (A) Subtenant shall fail to continuously operate its business at Premises for the permitted use set forth herein, and such vacation shall continue for a period of one hundred fifty (150) consecutive dates; *provided, however*, the foregoing, 180-day period shall be tolled during any construction, remodeling, rehabilitation or repair work taking place in the relevant portion of the Premises in accordance with the terms of this Sublease which work reasonably requires the Subtenant or its relevant subtenant to vacate the Premises during such periods.

(d) Subtenant shall fail to comply with any provision of this Sublease other than those specifically referred to in this Section 23 above, and except as otherwise expressly provided herein, such default shall continue for more than thirty (30) days after Sublandlord shall have given Subtenant written notice of such default.

(e) Subtenant's withholding, deducting or offsetting of, or failure to pay Base Rent, additional Rent or any sum purportedly due hereunder pursuant to a bona fide dispute between Sublandlord and Subtenant shall not be deemed a default by Subtenant under the provisions of this Sublease, provided if any disputed amount is a liquidated sum, Subtenant shall only withhold, deduct or offset the disputed sum from Rent.

24. Sublandlord's Remedies. The Sublandlord shall have the following remedies upon an event of default by Subtenant hereunder:

(a) Upon each occurrence of an Event of Default and so long as such Event of Default shall be continuing, Sublandlord may at any time after the expiration of the applicable cure period, at its election: terminate this Sublease or Subtenant's right of possession (but Subtenant shall remain liable as hereinafter provided) and/or pursue any other remedies at law or in equity. Upon the termination of this Sublease or termination of Subtenant's right of possession, it shall be lawful for Sublandlord to re-enter the Premises following applicable notice and judicial dispossession proceedings and to remove Subtenant and all persons and property therefrom. Sublandlord hereby waives any right to exercise self-help or other non-judicial "lock-out" of Subtenant at the Premises. If Sublandlord re-enters the Premises, Sublandlord shall have the right to keep in place and use, or remove and store, all of the furniture, fixtures and equipment at the Premises, and Subtenant shall be responsible for all related costs and expenses.

(b) If Sublandlord terminates Subtenant's right of possession (but not this Sublease), then without releasing Subtenant from any liability hereunder and without demand or notice of any kind to Subtenant Sublandlord shall use reasonable efforts to relet the Premises on such terms as Sublandlord in its sole discretion may determine (including a term different from the Lease Term, rental concessions, and alterations to, and improvement of, the Premises); however, Sublandlord shall not be obligated to relet the Premises before leasing other portions of the Building and Sublandlord shall not be obligated to accept any prospective tenant proposed by Subtenant unless such proposed tenant meets all of Sublandlord's leasing criteria. Sublandlord shall not be liable for, nor shall Subtenant's obligations hereunder be diminished because of, Sublandlord's failure to relet the Premises or to collect rent due for such reletting. Subtenant shall not be entitled to the excess of any consideration obtained by reletting over the Base Rent due hereunder. For the purpose of such reletting Sublandlord is authorized to make any repairs, changes, alterations, or additions in or to the Premises as Sublandlord deems reasonably necessary or desirable. If the Premises are not relet, then Subtenant shall continue to be liable for the monthly payment of rent hereunder as the same becomes due, as well as the cost of recovering possession of the Premises (including attorneys' fees and costs of suit), any unpaid amounts due under this Sublease, and the costs incurred by Sublandlord in its efforts to relet the Premises. If the Premises are relet and a sufficient sum shall not be realized from such reletting [after first deducting therefrom, for retention by Sublandlord, the unpaid Base Rent and other amounts accrued hereunder at the time of reletting, the cost of recovering possession (including reasonable attorneys' fees and costs of suit), all of the costs and expense of repairs, changes, alterations, and additions, the expense of such reletting (including without limitation brokerage fees and leasing commissions) and the cost of collection of the rent accruing therefrom] to satisfy the rent provided for in this Sublease to be paid, then Subtenant shall

immediately satisfy and pay any such deficiency, provided that any monthly deficiency shall be paid monthly, as and when the same shall become due; provided, however, that if Subtenant does not timely pay such amounts, Sublandlord may file suit from time to time to recover any sums falling due or previously owed. Notwithstanding any such reletting without termination, Sublandlord may at any time thereafter elect in writing to terminate this Sublease for such previous breach.

(c) Exercise by Sublandlord of any one or more remedies hereunder granted or otherwise available shall not be deemed to be an acceptance of surrender of the Premises and/or a termination of this Sublease by Sublandlord, whether by agreement or by operation of law. Any law, usage, or custom to the contrary notwithstanding, Sublandlord shall have the right at all times to enforce the provisions of this Sublease in strict accordance with the terms hereof; and the failure of Sublandlord at any time to enforce its rights under this Sublease strictly in accordance with same shall not be construed as having created a custom in any way or manner contrary to the specific terms, provisions, and covenants of this Sublease or as having modified the same. Subtenant and Sublandlord further agree that forbearance or waiver by Sublandlord to enforce its rights pursuant to this Sublease or at law or in equity shall not be a waiver of Sublandlord's right to enforce one or more of its rights in connection with any subsequent default. A receipt by Sublandlord of rent or other payment with knowledge of the breach of any covenant hereof shall not be deemed a waiver of such breach, and no waiver by Sublandlord of any provision of this Sublease shall be deemed to have been made unless expressed in writing and signed by Sublandlord. The terms "enter," "re-enter," "entry" or "re-entry," as used in this Sublease, are not restricted to their technical legal meanings. Any reletting of the Premises shall be on such terms and conditions as Sublandlord in its reasonable discretion may determine (including without limitation a term different than the remaining Lease Term, rental concessions, alterations and repair of the Premises, lease of less than the entire Premises to any tenant and leasing any or all other portions of the Project before reletting the Premises). Sublandlord shall not be liable, nor shall Subtenant's obligations hereunder be diminished because of, Sublandlord's failure to relet the Premises or collect rent due in respect of such reletting.

(d) Sublandlord and Subtenant agree that neither party shall under any circumstances be liable to the other for any consequential, indirect, special, speculative or punitive damages. Sublandlord and Subtenant stipulate and agree that Sublandlord's obligation to mitigate damages after a default by Subtenant under this Sublease shall be satisfied in full if Sublandlord undertakes to lease the Leased Premises to another tenant (a "**Substitute Subtenant**") in accordance with the following criteria:

(i) Beginning no sooner than thirty (30) days after Subtenant physically vacates the Premises and continuing until the Premises have been relet, (a) a "For Lease" sign is placed on the Premises, Building and/or at the Project, (b) markets the Premises to commercial real estate brokers, (c) includes the Premises in Sublandlord's inventory of available space, which is made available to commercial real estate brokers, (d) includes the Premises in Sublandlord's regularly published advertising, if any, of available space, and (e) shows the Premises to prospective tenants, if requested;

(ii) Sublandlord, without breaching any duty it may have to mitigate damages, may (1) lease other vacant space in Sublandlord's inventory prior to reletting the Premises, (2) refuse to relet the Premises to any prospective tenant that does not meet Sublandlord's fair market leasing guidelines and credit requirements, (3) relet all or part of the Premises at the then fair market rental value, which may be equal to or greater than the Base Rent and or any additional Rent, (4) relet the Premises on terms different from those in this Sublease, including without limitation, the length of the term and any lease concessions comparable to those then being offered for comparable space in light of market conditions, and (5) may but shall not be obligated to make improvements or alterations to the Premises, unless Subtenant pays such costs to Sublandlord in advance;

(iii) Unless a court of competent jurisdiction holds in a final judgment that Sublandlord (1) had a duty to mitigate damages under this Sublease and (2) failed to comply with the requirements of this Paragraph 24(e) and such failure caused an avoidable and quantifiable increase in Sublandlord's damages, Subtenant shall remain liable for Base Rent, Additional Rent and all costs which Sublandlord is entitled hereunder, as well as any and all actual damages, court costs, interest, and reasonable attorneys' fees arising from an Event of Default; and

(iv) TO THE FULLEST EXTENT PERMITTED BY LAW, THE EXPRESS OBLIGATIONS SET FORTH IN THIS PARAGRAPH 24(d) ARE OBJECTIVELY REASONABLE AND SATISFY ANY OBLIGATION LANDLORD MAY HAVE TO MITIGATE ITS DAMAGES.

25. Subtenant's Remedies/Limitation of Liability. Sublandlord shall not be in default hereunder unless Sublandlord fails to perform any of its obligations hereunder within thirty (30) days after written notice from Subtenant specifying such failure (unless such performance will, due to the nature of the obligation, require a period of time in excess of thirty (30) days, then after such period of time as is reasonably necessary). In the event of a sale of the Project by Master Landlord or a Transfer of this Sublease by the Sublandlord, as any successor to Landlord's rights and obligations under this Sublease, unless such successor expressly assumes Master Landlord's or Sublandlord's obligations, Tenant shall only be permitted to enforce the obligations of and pursue its rights and remedies against the relevant landlord or sublandlord as related to the period of its ownership of the Premises. In the event of the event of a sale of the Project by Master Landlord or a Transfer of this Sublease by the Sublandlord, such transferring Master Landlord and Sublandlord shall thereupon be released and discharged from all obligations of Master Landlord and/or Sublandlord as relevant, owed to Subtenant which may be thereafter accruing, but such obligations shall be binding during the Lease Term upon each new master landlord or sublandlord. Any liability of Sublandlord under this Sublease or arising out of the relationship between Sublandlord and Subtenant shall be limited solely to Sublandlord's leasehold interest in the Project (including any income derived therefrom), and in no event shall any personal liability be asserted against Sublandlord in connection with this Sublease nor shall any recourse be had to any other property or assets of Sublandlord.

26. Waiver of Jury Trial. TENANT AND LANDLORD WAIVE ANY RIGHT TO TRIAL BY JURY OR TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT, OR OTHERWISE, BETWEEN LANDLORD AND

TENANT ARISING OUT OF THIS LEASE OR ANY OTHER INSTRUMENT, DOCUMENT, OR AGREEMENT EXECUTED OR DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS RELATED HERETO.

27. **Subordination.**

27.1 Subordination to Existing Mortgages or Restrictions. Without the necessity of any additional document being executed by Subtenant for the purpose of effecting a subordination, this Sublease shall be subject and subordinate at all times to: (i) all covenants and restrictions of record as of the Effective Date hereof and established after the date hereof by Master Landlord and/or Sublandlord, (ii) easements which Master Landlord and/or Sublandlord may elect to grant to other parties on, over and under the Project, and (iii) any mortgage or deed of trust or other security instrument which may now exist or hereafter be executed in any amount for which all or any portion of the Project, or Master Landlord's and/or Sublandlord's interest or estate therein, is specified as security (any of the foregoing, a "**Mortgage**", and the beneficiary or mortgagee under any of the foregoing, a "**Mortgagee**").

27.2 Subordination to Mortgages. In addition to the subordination to future Mortgages set forth in Section 27.1 above, Subtenant shall, within twenty (20) days after Subtenant's receipt of Sublandlord's or Master Landlord's request, execute a subordination, non-disturbance and attornment agreement with respect to this Sublease that subordinates this Sublease to any Mortgage that has been placed or is placed in the future upon the Project by Master Landlord or Sublandlord, on such Mortgagee's then-current subordination, non-disturbance and attornment agreement form.

27.3 Notices to Mortgagees. Subtenant shall not seek to enforce any remedy it may have for any default on the part of Sublandlord without first giving written notice by certified mail, return receipt requested, specifying the default in reasonable detail to any mortgage holder whose address has been given to Subtenant, and affording such mortgage holder at least thirty (30) days to perform Sublandlord's obligations hereunder. Notwithstanding any such attornment or subordination of a mortgage to this Sublease, the holder of any mortgage shall not be liable for any acts of any previous landlord, shall not be obligated to install any tenant improvements, and shall not be bound by any amendment to which it did not consent in writing nor any payment of rent made more than one month in advance.

28. **Mechanic's Liens.** Subtenant has no express or implied authority to create or place any lien or encumbrance of any kind upon, or in any manner to bind the interest of Sublandlord or Subtenant in, the Premises or to charge the rentals payable hereunder for any claim in favor of any person dealing with Subtenant, including those who may furnish materials or perform labor for any construction or repairs. Subtenant covenants and agrees that it will pay or cause to be paid all sums legally due and payable by it on account of any labor performed or materials furnished in connection with any work performed on the Premises and that it will save and hold Sublandlord harmless from all loss, cost or expense based on or arising out of asserted claims or liens against the leasehold estate or against the interest of Sublandlord in the Premises or under this Sublease. Subtenant shall give Sublandlord immediate written notice of the placing of any lien or encumbrance against the Premises and cause such lien or encumbrance to be discharged within twenty-five (25) days of the filing or recording thereof; *provided, however*, Subtenant may contest such liens or encumbrances as long as such contest prevents foreclosure of the lien or encumbrance and Subtenant causes such lien or

encumbrance to be bonded or insured over in a manner satisfactory to Sublandlord within such twenty-five (25) day period.

29. Estoppel Certificates. Subtenant agrees, from time to time, within seven (7) business days after written request from Sublandlord, to execute and deliver to Sublandlord, or Sublandlord's designee, any estoppel certificate in the form reasonably requested by Sublandlord, stating that this Sublease is in full force and effect, the date to which rent has been paid, that Sublandlord is not in default hereunder (or specifying in detail the nature of Sublandlord's default), the expiration date of this Sublease and such other matters pertaining to this Sublease as may be reasonably requested by Sublandlord. Subtenant's obligation to furnish each estoppel certificate in a timely fashion is a material inducement for Sublandlord's execution of this Sublease and any failure of Subtenant to timely deliver each estoppel certificate shall be deemed an Event of Default. No cure or grace period provided in this Sublease shall apply to Subtenant's obligation to timely deliver an estoppel certificate.

30. Environmental Compliance.

30.1 Definitions. The term **"Environmental Requirements"** means all applicable present and future statutes, regulations, ordinances, rules, codes, judgments, permits, authorizations, orders, policies or other similar requirements of any governmental authority, agency or court regulating or relating to health, safety, or environmental conditions on, under, or about the Premises or the environment, including without limitation, the following: the Comprehensive Environmental Response, Compensation and Liability Act; the Resource Conservation and Recovery Act; the Clean Air Act; the Clean Water Act; the Toxic Substances Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Pollution Prevention Act; the Oil Pollution Act; and all state and local counterparts thereto. The term **"Hazardous Substance"** means and includes any substance or material or element, compound or mixture thereof that is or could be regulated under any Environmental Requirement or that may pose a threat to human health and/or the environment, including, without limitation, any substance or material, any solid waste, hazardous waste, hazardous substance, chemical substance, asbestos, petroleum (including crude oil or any fraction thereof, natural gas, synthetic gas, polychlorinated biphenyls ("PCBs")), and/or radioactive material. For purposes of Environmental Requirements, to the extent authorized by law, Subtenant is and shall be deemed to be the responsible party, including without limitation, the "owner" and "operator" of Subtenant's "facility" and the "owner" of all Hazardous Substances brought on the Premises by Subtenant, its agents, employees, contractors or invitees, and the wastes, by-products, or residues generated, resulting, or produced therefrom.

30.2 Prohibitions regarding Hazardous Substances. Except for Hazardous Substances contained in products used by Subtenant in quantities that comply with law, or produced in the ordinary operations of Subtenant's business operations which are permitted hereunder (such as medical waste and/or biological waste materials) which are created and stored in compliance with all laws, Subtenant shall not permit or cause any party to bring any Hazardous Substance upon the Premises or transport, store, use, generate, manufacture, dispose, or release any Hazardous Material on or from the Premises without Sublandlord's prior written consent. Subtenant, at its sole cost and expense, shall operate its business in the Premises in strict compliance with all Environmental Requirements and all requirements of this Sublease. To the extent required by applicable Environmental Requirements, Subtenant shall complete and certify to disclosure statements as

requested by Sublandlord from time to time relating to Subtenant's transportation, storage, use, generation, manufacture, disposal or release of Hazardous Substances on the Premises, and Subtenant shall promptly deliver to Sublandlord a copy of any notice of violation relating to the Premises or Project of any Environmental Requirement.

30.3 Remediation. Subtenant, at its sole cost and expense, shall remove all Hazardous Substances stored, disposed of or otherwise released by Subtenant, its assignees, subtenants, agents, employees, contractors or invitees onto or from the Premises, in a manner and to a level satisfactory to Sublandlord in its reasonable discretion, but in no event to a level and in a manner less than that which complies with all Environmental Requirements and does not limit any future uses of the Premises or require the recording of any deed restriction or notice regarding the Premises, unless specifically authorized in advance by the Sublandlord in writing. Subtenant shall perform such work at any time during the period of the Lease upon written request by Sublandlord or, in the absence of a specific request by Sublandlord, before Subtenant's right to possession of the Premises terminates or expires. If Subtenant fails to perform such work within the time period specified by Sublandlord or before Subtenant's right to possession terminates or expires (whichever is earlier), Sublandlord may at its sole discretion, and without waiving any other remedy available under this Sublease or at law or equity (including without limitation, an action to compel Subtenant to perform such work), perform such work at Subtenant's cost. Subtenant shall pay all costs incurred by Sublandlord in performing such work within ten (10) days after Sublandlord's written request therefore. Such work performed by Sublandlord is on behalf of Subtenant and Subtenant remains the owner, generator, operator, transporter, and/or arranger of the Hazardous Substances for purposes of Environmental Requirements. Subtenant agrees not to enter into any agreement with any person, including without limitation, any governmental authority, regarding the removal of Hazardous Substances that have been disposed of or otherwise released onto or from the Premises by Subtenant without the prior written approval of the Sublandlord.

30.4 Indemnification regarding Hazardous Substances. Subtenant shall indemnify, defend, and hold harmless Sublandlord, Master Landlord, and its and their agents and employees from and against any and all losses (including, without limitation, diminution in value of the Premises or the Project and loss of rental income from the Project), claims, demands, actions, suits, actual damages, expenses (including, without limitation, remedial, removal, repair, corrective action, or cleanup expenses), and costs (including, without limitation, reasonable attorneys' fees, consultant fees and/or expert fees and including, without limitation, removal or management of any asbestos brought into the Premises or disturbed in breach of the requirements of this Section 30, regardless of whether such removal or management is required by law) which are brought or recoverable against, or suffered or incurred by Sublandlord as a result of any release of Hazardous Substances or any breach of the requirements under this Section 30 by Subtenant, its agents, employees, contractors, subtenants, assignees or invitees, regardless of whether Subtenant had knowledge of such noncompliance. The obligations of Subtenant under this Section 30 shall survive any termination of this Sublease.

30.5 Access related to Hazardous Substances. Sublandlord shall have access to the Premises to perform inspections and tests of, the Premises to determine Subtenant's compliance with Environmental Requirements, its obligations under this Section 30, or the environmental condition of the Premises. Such inspections and tests shall be conducted at Sublandlord's expense, unless such inspections or tests reveal that Subtenant has not complied with any Environmental Requirement, in

which case Subtenant shall reimburse Sublandlord for the reasonable cost of such inspection and tests. Sublandlord's receipt of or satisfaction with any environmental assessment in no way waives any rights that Sublandlord holds against Subtenant. Subtenant shall promptly notify Sublandlord of any communication or report that Subtenant makes to any governmental authority regarding any possible violation of Environmental Requirements or release or threat of release of any Hazardous Substance onto or from the Premises. Subtenant shall, within five (5) days of receipt thereof, provide Sublandlord with a copy of any documents or correspondence received from any governmental agency or other party relating to a possible violation of Environmental Requirements or claim or liability associated with the release or threat of release of any Hazardous Substance onto or from the Premises.

31. Rules and Regulations. Subtenant shall, at all times during the Lease Term and any extension thereof, comply with all reasonable rules and regulations at any time or from time to time established by Sublandlord covering use of the Premises and the Project. The current rules and regulations are attached as an addendum hereto, and shall be incorporated herein for all purposes. In the event of any conflict between said rules and regulations and other provisions of this Sublease, the other terms and provisions of this Sublease shall control. Sublandlord shall not have any liability for the breach of any rules or regulations by other tenants in the Project; *provided, however*, that Sublandlord agrees to reasonably enforce such rules and regulations against the tenants of the Project in a uniform and non-discriminatory manner. The Rules and Regulations related to the Project, as of the Effective Date hereof, are attached hereto as **EXHIBIT E**.

32. Security Service. Subtenant acknowledges and agrees that, while Sublandlord may (but shall not be obligated to) patrol the Project, Sublandlord is not providing any security services with respect to the Premises and that Sublandlord shall not be liable to Subtenant for, and Subtenant waives any claim against Sublandlord with respect to, any loss by theft or any other damage suffered or incurred by Subtenant in connection with any unauthorized entry into the Premises or any other breach of security with respect to the Premises. Subtenant shall not be obligated, but shall have the right to provide security service for the Building or Premises and the right to install cameras, alarms and or other devices or technology as it sees fit for its operation of the Premises.

33. Sublandlord's Lien. The provisions in the Master Lease regarding the Master Landlord's lien on Sublandlord's personal property and equipment are hereby incorporated herein by reference, and shall apply to Subtenant's personal property and equipment. Further, Sublandlord shall have the same rights and remedies as Master Landlord with respect to Subtenant's personal property and equipment as set forth in such provisions.

34. Force Majeure. Neither Sublandlord nor Subtenant shall be held responsible for delays in the performance of its obligations hereunder, except for Subtenant's monetary obligations, for which Subtenant shall remain responsible, when caused by strikes, lockouts, labor disputes, acts of God, inability to obtain labor or materials or reasonable substitutes therefor, governmental restrictions, governmental regulations, governmental controls, delay in issuance of permits (provided the same are diligently pursued), enemy or hostile governmental action, civil commotion, fire or other casualty, and other causes beyond the reasonable control of Sublandlord **("Force Majeure")**. Notwithstanding the foregoing, the provisions of this Section shall not be applicable at all to excuse or permit delay of the time for Subtenant to pay Rent or other money or to obtain and maintain insurance policies.

35. Entire Agreement. This Sublease constitutes the complete and entire agreement of Sublandlord and Subtenant with respect to the subject matter hereof. No representations, inducements, promises or agreements, oral or written, have been made by Sublandlord or Subtenant, or anyone acting on behalf of Sublandlord or Subtenant, which are not contained herein, and any prior agreements, promises, negotiations, or representations are superseded by this Sublease. This Sublease may not be amended except by an instrument in writing signed by both parties hereto.

36. Severability. If any clause or provision of this Sublease is illegal, invalid or unenforceable under present or future laws, then and in that event, it is the intention of the parties hereto that the remainder of this Sublease shall not be affected thereby. It is also the intention of the parties to this Sublease that in lieu of each clause or provision of this Sublease that is illegal, invalid or unenforceable, there be added, as a part of this Sublease, a clause or provision as similar in terms to such illegal, invalid or unenforceable clause or provision as may be possible and be legal, valid and enforceable.

37. Brokers. Each of Sublandlord and Subtenant hereby represents and warrants to the other that other than those brokers listed in the "Basic Lease Provisions," which are to be paid by a separate agreement, it has dealt with no other broker, agent or other person in connection with this transaction and that no broker, agent or other person brought about this transaction, other than the brokers, if any, set forth in the "Basic Lease Provisions" of this Sublease, and each of Sublandlord and Subtenant agrees to indemnify and hold the other party harmless from and against any claims by any other broker, agent or other person claiming a commission or other form of compensation by virtue of having dealt with the indemnifying party with regard to this leasing transaction.

38. Miscellaneous.

(a) If and when included within the term "Subtenant," as used in this Sublease, there is more than one person, firm or corporation, each shall be jointly and severally liable for the obligations of Subtenant.

(b) All notices required or permitted to be given under this Sublease shall be in writing and shall be sent by registered or certified mail, return receipt requested, or by a reputable national overnight courier service, postage prepaid, or by hand delivery and if to Subtenant, addressed to Subtenant at the address for Subtenant set forth in the Basic Lease Provisions and if to Sublandlord, addressed to Sublandlord at the address set forth in the Basic Lease Provisions. Either party may by notice given aforesaid change its address for all subsequent notices. Except where otherwise expressly provided to the contrary, notice shall be deemed given upon delivery.

(c) At Sublandlord's request from time to time, but not more than once per year, Subtenant shall furnish Sublandlord with true and complete copies of its most recent annual and quarterly financial statements prepared by Subtenant or Subtenant's accountants and any other financial information or summaries that Subtenant typically provides to its lenders or shareholders; provided, however, if Subtenant's financial statements are required by a lender in connection with a financing or refinancing of the Project, Subtenant shall provide such financial statements even if the same have been provided within the previous year. Sublandlord shall hold such financial statements and information in confidence, and shall not disclose the same except: (i) to Sublandlord's lenders or potential lenders, (ii) to potential purchasers of all or a portion of the Project, (iii) otherwise as

reasonably necessary for the operation of the Project or administration of Sublandlord's business or (iv) if disclosure is required by any judicial or administrative order or ruling.

(e) Each party acknowledges that it has had the opportunity to consult counsel with respect to this Sublease, and therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Sublease or any exhibits or amendments hereto.

(f) The submission by Sublandlord to Subtenant of this Sublease shall have no binding force or effect, shall not constitute an option for the leasing of the Premises, nor confer any right or impose any obligations upon either party until execution of this Sublease by both parties and delivery of the same.

(g) Words of any gender used in this Sublease shall be held and construed to include any other gender, and words in the singular number shall be held to include the plural, unless the context otherwise requires. The captions inserted in this Sublease are for convenience only and in no way define, limit or otherwise describe the scope or intent of this Sublease, or any provision hereof, or in any way affect the interpretation of this Sublease.

(h) Any amount not paid by Subtenant within five (5) business days after its due date in accordance with the terms of this Sublease shall bear interest from such due date until paid in full at the lesser of the highest rate permitted by applicable law or ten percent (10%) per year. It is expressly the intent of Sublandlord and Subtenant at all times to comply with applicable law governing the maximum rate or amount of any interest payable on or in connection with this Sublease. If applicable law is ever judicially interpreted so as to render usurious any interest called for under this Sublease, or contracted for, charged, taken, reserved, or received with respect to this Sublease, then it is Sublandlord's and Subtenant's express intent that all excess amounts theretofore collected by Sublandlord be credited on the applicable obligation (or, if the obligation has been or would thereby be paid in full, refunded to Subtenant), and the provisions of this Sublease immediately shall be deemed reformed and the amounts thereafter collectible hereunder reduced, without the necessity of the execution of any new document, so as to comply with the applicable law, but so as to permit the recovery of the fullest amount otherwise called for hereunder.

(i) Construction and interpretation of this Sublease shall be governed by the laws of the state in which the Project is located, excluding any principles of conflicts of laws.

(j) Time is of the essence as to the performance of Subtenant's and Sublandlord's obligations under this Sublease.

(k) All exhibits and addenda attached hereto are hereby incorporated into this Sublease and made a part hereof. In the event of any conflict between such exhibits or addenda (other than the rules and regulations) and the terms of this Sublease, such exhibits or addenda shall control. In the event of a conflict between the rules and regulations attached hereto and the terms of this Sublease, the terms of this Sublease shall control.

(l) If either party should prevail in any litigation instituted by or against the other related to this Sublease, the prevailing party, as determined by the court, shall receive from the non-

prevailing party all costs and reasonable attorneys' fees (payable at reasonable standard hourly rates) incurred in such litigation, including costs on appeal, as determined by the court.

39. **Lease Guaranty**. Concurrently with execution of this Sublease by Subtenant, Subtenant agrees to cause: ____TBD__________ and ____________ (collectively, **"Guarantors"**) to execute and deliver to Sublandlord an original guaranty in the form of **EXHIBIT F** attached hereto.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

SUBTENANT:

CALLAN JMB INC.

By: ______________________
Name: Wayne Williams
Title: President & Owner

Notices to Subtenant:

Callan JMB Inc.

Attn: Wayne Williams

Address: 244 Flightline

Spring Branch, Texas 78070

IN WITNESS WHEREOF, Sublandlord and Subtenant have executed this Sublease as of the day and year first above written.

SUBLANDLORD:

[redacted]

Notices to Sublandlord: [redacted]

With a copy to: [redacted]